UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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BURLINGTON STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Burlington Stores, Inc.

2006 Route 130 North

Burlington, New Jersey 08016

April 1, 2016

Dear Burlington Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of Burlington Stores, Inc., which will be held at the company’s corporate offices located at 1830 Route 130 North, Burlington, New Jersey 08016 on May 18, 2016 at 10:00 a.m. Eastern Time. All holders of shares of our outstanding common stock as of the close of business on March 24, 2016 are entitled to vote at the meeting. Details of the business to be conducted at the meeting are given in the notice of annual meeting of stockholders and the proxy statement which are included on the following pages.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We appreciate your support of Burlington Stores.

Thomas A. Kingsbury

Chairman, President and Chief Executive Officer

BURLINGTON STORES, INC.

2006 Route 130 North

Burlington, New Jersey 08016

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 18, 2016

The 2016 Annual Meeting of Stockholders of Burlington Stores, Inc. will be held at the company’s corporate offices, located at 1830 Route 130 North, Burlington, New Jersey 08016, on May 18, 2016 at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect three directors nominated by Burlington Stores, Inc.’s Board of Directors;

2.	To ratify the appointment of Deloitte & Touche LLP as Burlington Stores, Inc.’s independent registered certified public accounting firm for the fiscal year ending January 28, 2017;

3.	To obtain non-binding advisory approval of the compensation of Burlington Stores, Inc.’s named executive officers; and

4.	To consider any other business properly brought before the meeting.

The foregoing items of business are more fully described in the accompanying proxy statement. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is March 24, 2016.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the question entitled “How do I vote?” on page 2 of the proxy statement. You may revoke a previously delivered proxy at any time prior to the annual meeting by following the instructions in the proxy statement. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Janet Dhillon, Executive Vice President, General

Counsel and Corporate Secretary

Burlington, New Jersey

April 1, 2016

Important notice regarding the availability of proxy materials for the 2016 Annual Meeting of Stockholders to be held on May 18, 2016:

This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended January 30, 2016 are all available at http://www.astproxyportal.com/ast/18550/

YOUR VOTE IS IMPORTANT

PLEASE SIGN, DATE, & RETURN YOUR PROXY CARD OR

VOTE BY TELEPHONE OR INTERNET

2016 PROXY STATEMENT

This proxy statement and the accompanying materials are being made available to stockholders of Burlington Stores, Inc. (“Burlington”, “the Company”, “we”, “us”, or “our”) beginning on or about April 1, 2016. In this proxy statement, you will find information on the matters to be presented at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) and information to assist you in voting your shares.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of Burlington Stores, Inc. (the “Board” or the “Board of Directors”) is soliciting your vote at the Annual Meeting.

What will I be voting on?

You will be voting on:

•	Election of three directors nominated by the Board (Proposal 1);

•	Ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 28, 2017 (Proposal 2);

•	Non-binding advisory approval of the compensation of our named executive officers (Proposal 3); and

•	Any other business that may properly come before the Annual Meeting.

What are the Board of Directors’ voting recommendations?

The Board recommends that you vote:

•	FOR each of the three directors nominated by the Board (Proposal 1);

•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 28, 2017 (Proposal 2); and

•	FOR the non-binding advisory approval of the compensation of our named executive officers (Proposal 3).

Who is entitled to vote?

All stockholders who owned the Company’s common stock at the close of business on the record date, March 24, 2016, are entitled to attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote on each matter for every share of the Company’s common stock you owned on the record date.

How many votes can be cast by all stockholders?

Each share of the Company’s common stock is entitled to one vote. There is no cumulative voting. On the record date, the Company had 71,284,448 shares of common stock outstanding and entitled to vote.

How many shares must be present to hold the Annual Meeting?

A majority of the outstanding shares of the Company’s common stock must be present or represented by proxy at the Annual Meeting in order to have a quorum. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares are counted as present at the Annual Meeting if stockholders are present and vote in person or a proxy card has been properly submitted by or on behalf of a stockholder. Abstentions and “broker non-votes” are counted for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a bank, broker or other nominee holding shares for a beneficial owner submits a proxy for the Annual Meeting without voting on a particular proposal, because the bank, broker or other nominee has not received instructions from the beneficial owner and does not have discretionary voting power with respect to that proposal. A bank, broker or other nominee may exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 28, 2017 (Proposal 2), but does not have discretion to vote with respect to the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of our named executive officers (Proposal 3).

How many votes are required to elect directors and adopt the other proposals?

The affirmative vote of the holders of a plurality of votes properly cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors (Proposal 1). Proposals 2 and 3 require the approval of the holders of a majority of votes properly cast and entitled to vote on the proposal. Abstentions and broker non-votes have no effect on the determination of whether a director nominee or any proposal has received a plurality or majority of the votes cast.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials, which indicates how our stockholders may:

•	access their proxy materials and vote their proxies over the Internet or by telephone; or

•	make a request to receive a printed set of proxy materials by mail.

How do I vote?

Registered Holders

If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC), then you may vote either in person at the Annual Meeting or by proxy. If you decide to vote by proxy, you may vote via the Internet, by telephone or by mail and your shares will be voted at the Annual Meeting in the manner you direct. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone or receive a paper proxy card to vote by mail. Telephone and Internet voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time on May 17, 2016.

In the event that you return a signed proxy card on which no directions are specified, your shares will be voted as the Board recommends.

Beneficial Holders

If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank, or other nominee holds shares on your behalf), you may vote in person at the Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares and present it to the inspector of elections with your ballot at the Annual Meeting. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, or by using the voting arrangements described on the voting instruction form, the Notice of Internet Availability of Proxy Materials or other materials that the nominee provides to you.

If you do not provide voting instructions to your nominee, this results in a broker non-vote and the nominee will not vote your shares on the election of directors (Proposal 1) or the non-binding advisory approval of the compensation of our named executive officers (Proposal 3), but can exercise its discretionary voting power with respect to the ratification of the appointment of Deloitte & Touche LLP as our independent registered certified public accounting firm for the fiscal year ending January 28, 2017 (Proposal 2) and register your shares as being present at the Annual Meeting for purposes of determining a quorum.

How do I attend the Annual Meeting?

Admission to the Annual Meeting is limited to the Company’s stockholders or their proxy holders. Each stockholder will be asked to present proof of stock ownership and a valid, government-issued photo identification, such as a driver’s license, before being admitted to the Annual Meeting. Proof of stock ownership may consist of the top portion of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that the individual beneficially owned shares of the Company’s common stock on the record date for the Annual Meeting.

Can I change my vote after I execute my proxy?

You may revoke or change a previously delivered proxy at any time before the Annual Meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Secretary at our principal executive offices before the beginning of the Annual Meeting. You may also revoke your proxy by attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares in “street name”, you must contact the nominee that holds the shares on your behalf to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy as described above.

Will my vote be kept confidential?

Yes. The Company’s policy is that all proxy or voting instruction cards, ballots and vote tabulations which identify the vote of an individual stockholder are to be kept secret. Your vote will only be disclosed:

•	to allow the independent election inspectors to certify the results of the vote;

•	if we are legally required to disclose your vote;

•	if there is a proxy contest involving us; or

•	if you make a written comment on your proxy or voting instruction card or ballot.

Who pays for this proxy solicitation?

We will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this proxy statement, the proxy and any additional solicitation material that we may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries, custodians and other nominees holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail and through the Internet may be supplemented by solicitation by mail, email, facsimile, personal interview or telephone and other means by our directors, officers and employees. No additional compensation will be paid to these individuals for any such services.

Could other matters be decided at the Annual Meeting?

We do not know of any other matters that will be considered at the Annual Meeting. If any matter other than those described in this proxy statement arises at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Overview of Our Board Structure

The Board currently consists of nine members divided into three classes equal in size (designated Class I, Class II and Class III), with one class being elected each year for a three-year term. Each director’s term continues until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or retirement.

At the Annual Meeting, stockholders will consider the election of three (3) directors for terms ending in 2019. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Tricia Patrick, Paul J. Sullivan and John J. Mahoney, each a current Class III director, for election to the Board.

The proxy holders intend to vote all proxies received by them for the nominees unless otherwise instructed. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this proxy statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

In determining whether to nominate each of the current Class III directors for another term, the Board considered the factors discussed below under the caption entitled “Nominees for the Board of Directors” and concluded that each of the current directors standing for re-election possesses unique talents, backgrounds, perspectives, attributes and skills that will enable each of them to guide the Company in the best interests of its stockholders. There are no family relationships among directors and executive officers of the Company.

Nominees for Election at Annual Meeting

The following sets forth the name, age (as of March 24, 2016) and information regarding the business experience and qualifications of each of the Class III nominees:

Tricia Patrick, 35, has served as a member of our Board of Directors since November 2012 and formerly served on our Audit Committee and our Nominating and Corporate Governance Committee. Ms. Patrick is a Principal in the Private Equity Group of Bain Capital, having joined the firm in 2004. Prior to joining Bain Capital, Ms. Patrick was an investment professional in the Private Equity Group of Goldman, Sachs & Co. from 2002 to 2004. Ms. Patrick is a member of the board of directors of Bob’s Discount Furniture, Inc., a company owned by Bain Capital. Ms. Patrick has extensive experience investing in retail companies and possesses valuable financial expertise, including significant experience with capital markets transactions and investments in both public and private companies.

Paul J. Sullivan, 68, has served as a member of our Board of Directors since November 2012 and currently serves as the Chairman of our Audit Committee and as a member of our Compensation Committee. Mr. Sullivan was a partner at PricewaterhouseCoopers LLP from 1983 until his retirement in July 2009. At PricewaterhouseCoopers LLP, Mr. Sullivan served as a member of the Board of Partners, Chair of the Finance Committee, and as a member of the Management Evaluation and Compensation, Admissions and Strategy Committees. Since retiring, Mr. Sullivan has pursued personal interests. Mr. Sullivan is a certified public accountant. Mr. Sullivan possesses valuable financial expertise, including substantial experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

John J. Mahoney, 64, has served as a member of our Board of Directors since December 2013 and currently serves as the Lead Independent Director. Mr. Mahoney is a member of our Audit Committee and our Compensation Committee and currently serves as the Chairman of our Nominating and Corporate Governance Committee. Mr. Mahoney is a member of the board of directors of Bloomin’ Brands, Inc., Chico’s FAS and The Michaels Companies, Inc. Previously, Mr. Mahoney served on the Boards of Directors of Advo, Inc. from 2001 to 2007, Tweeter Home Entertainment Group, Inc. from 2004 to 2007 and Zipcar, Inc. from 2010 to 2012. Mr. Mahoney served as Vice Chairman of Staples, Inc. from January 2006 until retiring in July 2012. While at Staples, Mr. Mahoney served as Chief Financial Officer from September 1996 to January 2012, Executive Vice President, Chief Administrative Officer and Chief Financial Officer from October 1997 to January 2006 and Executive Vice President and Chief Financial Officer from September 1996 to October 1997. Before joining Staples, Mr. Mahoney was a partner with the accounting firm of Ernst & Young LLP where he worked for 20 years, including service in the firm’s National Office Accounting and Auditing group. Mr. Mahoney is a certified public accountant. Mr. Mahoney possesses valuable financial expertise, including substantial experience in corporate finance and accounting and extensive experience providing audit and financial reporting services to numerous organizations.

Recommendation of the Board of Directors

The Board recommends that you vote FOR the election of Tricia Patrick, Paul J. Sullivan and John J. Mahoney.

Directors Continuing in Office

The following sets forth the name, age (as of March 24, 2016) and information regarding the business experience and qualifications of each of the directors who will continue in office after the Annual Meeting:

Class I Directors—Terms Expiring at the 2017 Annual Meeting

Joshua Bekenstein, 57, has served as a member of our Board of Directors since April 2006 and serves as a member of our Compensation Committee. Mr. Bekenstein is a Managing Director of Bain Capital, having joined the firm at its inception in 1984. Mr. Bekenstein is a member of the board of directors of Dollarama and Waters Corporation. In addition, in connection with his position with Bain Capital, Mr. Bekenstein serves on the boards of Bombardier Recreational Products, Bright Horizons Family Solutions, The Michaels Companies, Inc. and other private companies owned by Bain Capital. Prior to joining Bain Capital, Mr. Bekenstein spent two years as a consultant at Bain & Company. Mr. Bekenstein possesses valuable financial expertise, including significant experience with capital markets transactions and investments in both public and private companies. Mr. Bekenstein has extensive experience investing in retail companies, and his service as a member of the boards of directors of other companies provides him with substantial knowledge of a full range of corporate and board functions.

Jordan Hitch, 49, has served as a member of our Board of Directors since April 2006 and currently serves as the Chairman of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee. Mr. Hitch currently serves as a senior advisor to Bain Capital and as the interim Chief Investment Officer of the Lehigh University Endowment Fund. Mr. Hitch previously served as a Managing Director of Bain Capital, having joined the firm in 1997. Mr. Hitch is a member of the board of directors of Gymboree China and Gymboree Corporation, both owned by Bain Capital, and Bright Horizons Family Solutions, a company in which Bain Capital owns an interest. Prior to joining Bain Capital, Mr. Hitch was a consultant at Bain & Company where he worked in the financial services, healthcare and utility industries. Mr. Hitch has substantial experience investing in retail companies and possesses valuable financial expertise, including significant experience with capital markets transactions and investments in both public and private companies.

Mary Ann Tocio, 67, has served as a member of our Board of Directors since December 2015. Ms. Tocio has over 30 years of leadership experience. She retired from Bright Horizons Family Solutions, Inc. in July 2015 after 23 years with that company, most recently as its President and Chief Operating Officer. Prior to Bright Horizons, Ms. Tocio served in several positions with Wellesley Medical Management, Inc. (Health Stop), including Senior Vice President of Operations. Ms. Tocio is a member of the board of directors of Bright Horizons and Civitas Solutions, and is Chairman of the Board of Harvard Pilgrim Health Care, a non-profit health services company. Ms. Tocio served as a member of the board of directors of Mac-Gray Corporation from 2006 to 2013. Ms. Tocio has significant leadership and operational experience, including expertise managing growing organizations, as well as substantial public company board experience.

Class II Directors—Terms Expiring at the 2018 Annual Meeting

Thomas A. Kingsbury, 63, has served as our President and Chief Executive Officer, and on our Board of Directors, since December 2008. Mr. Kingsbury was appointed Chairman of the Board in May 2014. Prior to joining us, Mr. Kingsbury served as Senior Executive Vice President—Information Services, E-Commerce, Marketing and Business Development of Kohl’s Corporation from August 2006 to December 2008. Prior to joining Kohl’s, Mr. Kingsbury served in various management positions with The May Department Stores Company, an operator of department store chains, commencing in 1976 and as President and Chief Executive Officer of the Filene’s division since February 2000. Mr. Kingsbury’s day-to-day leadership and experience as our President and Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

Frank Cooper, III, 51, has served as a member of our Board of Directors since September 2014 and currently serves as a member of our Nominating and Corporate Governance Committee. Mr. Cooper has served as the Chief Marketing Officer and Chief Creative Officer of Buzzfeed, an internet news media company, since June 2015. Prior to joining Buzzfeed, Mr. Cooper served as Chief Marketing Officer, Global Consumer Engagement, for PepsiCo’s Global Beverages Group since January 2010 when he was promoted from Chief Marketing Officer, Sparkling Beverages—PepsiCo Americas Beverages. Prior to joining PepsiCo in 2003, Mr. Cooper applied his marketing expertise in the Internet and Entertainment industries. From 2001 until 2003, he was Vice President Interactive Marketing at America Online. In 1998, he co-founded the Internet company Urban Box Office Networks, UBO.net. Mr. Cooper began his career in marketing at iconic music labels, including Motown and Def Jam Records. In addition to Burlington, Mr. Cooper currently serves on the boards of the American Advertising Federation (for which he was Chairman from 2009-2011) and New York-based technology start-up Flyby Media. Mr. Cooper is widely recognized as a leading thinker and executive in the area of brand building—including acknowledgments by Fast Company as one of the 100 Most Creative People in Business and AdColor’s “Legend” award. Mr. Cooper possesses extensive experience in marketing, building brand awareness, developing digital strategies and platforms and managing consumer products, and his executive experience with a large global company has given him expertise in corporate management.

William P. McNamara, 65, has served as a member of our Board of Directors since September 2014 and currently serves as a member of our Audit Committee and our Compensation Committee. Mr. McNamara possesses over 30 years of experience in retail with two prominent department stores, Macy’s/Federated and May Department Stores Company. Mr. McNamara began his career at Filene’s, a division of May Department Stores, rising through the ranks of the merchandising organization. In 1998, Mr. McNamara was promoted to President of the May Merchandising Company to lead all brand merchandising and product development. In 2000, he was promoted to Vice Chairman of May Department Stores Company where he had direct responsibility for all of its department store divisions. In 2005, upon completion of the merger between Federated and May, he became Chairman and Chief Executive Officer of the company’s Midwest division. In 2008, Mr. McNamara became President of Macy’s Reinvent Strategies and served in that capacity through his retirement in 2009. Mr. McNamara’s long career in retail has given him broad experience in large retail chain management, including merchandising and product development.

EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is the name, age (as of March 24, 2016) and certain information regarding each of our current executive officers, other than Mr. Kingsbury, whose biographical information is presented above.

Janet Dhillon—Executive Vice President, General Counsel and Corporate Secretary. Ms. Dhillon, 53, has served as our Executive Vice President, General Counsel and Corporate Secretary since July 2015. Prior to joining us, Ms. Dhillon served as Executive Vice President, General Counsel and Corporate Secretary of JC Penney Company, Inc. from February 2009 through March 2015. Prior to joining JC Penney, Ms. Dhillon served as Senior Vice President, General Counsel and Chief Compliance Officer of US Airways Group, Inc. from 2006 to 2009. Ms. Dhillon joined US Airways, Inc. in 2004 as Managing Director and Associate General Counsel and served as Vice President and Deputy General Counsel from 2005 to 2006. Ms. Dhillon was with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1991 to 2004.

Fred Hand—Executive Vice President of Stores. Mr. Hand, 52, has served as our Executive Vice President of Stores since February 2008. Prior to joining us, Mr. Hand served as Senior Vice President, Group Director of Stores of Macy’s, Inc. from March 2006 to February 2008. From 2001 to 2006, Mr. Hand served as Senior Vice President, Stores and Visual Merchandising of Filene’s Department Stores. Mr. Hand held various other positions at The May Department Stores Company from 1991 to 2001, including Area Manager, General Manager, and Regional Vice President.

Marc Katz—Executive Vice President and Chief Financial Officer. Mr. Katz, 51, has served as our Executive Vice President and Chief Financial Officer since January 2015. From April 2011 through January 2015, Mr. Katz served as our Executive Vice President, Merchandising Support and Information Technology. From December 2009 through April 2011, Mr. Katz served as our Executive Vice President of Merchandise Planning and Allocation. From the commencement of his employment with us in July 2008 through December 2009, Mr. Katz served as our Executive Vice President and Chief Accounting Officer. Prior to joining us, Mr. Katz served as Executive Vice President and Chief Financial Officer of A.C. Moore Arts & Crafts, Inc., a specialty retailer of arts, crafts and floral merchandise, from September 2006 to June 2008. Prior to his employment with A.C. Moore, Mr. Katz held various positions with Foot Locker, Inc., a specialty retailer of athletic footwear, apparel and related items, from June 1997 to September 2006 including most recently as Senior Vice President and Chief Information Officer from mid-2002 to September 2006. Prior to his employment with Foot Locker, Mr. Katz served for eight years in various financial positions at The May Department Stores Company.

Joyce Manning Magrini—Executive Vice President—Human Resources. Ms. Magrini, 61, has served as our Executive Vice President—Human Resources since November 2009. Prior to joining us, Ms. Magrini served as Executive Vice President—Administration of Finlay Jewelry since June 2005. From March 1999 to June 2005, Ms. Magrini served as Senior Vice President of Human Resources of Finlay Jewelry and from January 1995 to February 1999, Ms. Magrini was Vice President of Human Resources of Finlay Jewelry. Ms. Magrini held various human resources and customer service management positions at Macy’s from 1978 through December 1994.

Mike Metheny—Executive Vice President, Supply Chain, Corporate Services and Asset Protection. Mr. Metheny, 48, has served as our Executive Vice President, Supply Chain, Corporate Services, and Asset Protection since January 2015. From April 2012 to January 2015, Mr. Metheny served as our Executive Vice President, Supply Chain, Procurement and Profit Improvement. From the commencement of his employment with us in November 2009 through April 2012, Mr. Metheny served as our Senior Vice President of Supply Chain. From 2007 to December 2009, Mr. Metheny was at A.C. Moore Arts and Crafts, Inc., where he most recently served as Senior Vice President of Supply Chain. Prior to 2007 and since 1990, Mr. Metheny worked in various management positions within the operations and distribution organizations of Macy’s and The May Department Stores Company.

Rick Seeger—Executive Vice President of Planning & Allocation and MIO. Mr. Seeger, 54, has served as our Executive Vice President of Planning & Allocation and MIO since January 2015. Prior to joining us, Mr. Seeger served as Executive Vice President, General Merchandise Manager of Kohl’s Corporation from 2006 through November 2014. Prior to joining Kohl’s, Mr. Seeger served in various management positions with The May Department Stores Company from 1994 through 2006, most recently as Senior Vice President, General Merchandise Manager of the Filene’s division from 1999 through 2006. From 1984 through 1994, Mr. Seeger held various positions within divisions of Macy’s.

Hobart Sichel—Executive Vice President and Chief Marketing Officer. Mr. Sichel, 51, has served as our Executive Vice President and Chief Marketing Officer since May 2011. Prior to joining us and since 1998, Mr. Sichel was at McKinsey & Company, where he was most recently a Principal and co-led McKinsey’s Retail Marketing practice in North America. Prior to 1998, Mr. Sichel worked in various capacities across consumer-facing industries including retail, e-Commerce, packaged goods, financial services, and media.

Jennifer Vecchio—Executive Vice President and Chief Merchandising Officer. Ms. Vecchio, 50, has served as our Executive Vice President and Chief Merchandising Officer since May 2015. Prior to that date and since January 2014, Ms. Vecchio provided consulting services to our merchandising organization. From 1997 to June 2011, Ms. Vecchio held various positions in the merchandising organization of Ross Stores, most recently serving as Executive Vice President of Merchandising—Mens/Kids from December 2009 through June 2011 and as Senior Vice President/GMM from February 2005 through December 2009 with various areas of responsibilities including Mens, Kids, Shoes, Lingerie and Hosiery. From 1988 through 1997, Ms. Vecchio held various positions in the merchandising organization of Macy’s.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has developed and adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to best serve the interests of the Company and its stockholders. The Guidelines cover the determination of director independence, the operation, structure and meetings of the Board, the committees of the Board and other matters relating to our corporate governance. The Guidelines are available on our corporate website, www.burlingtonstores.com, under “Investor Relations—Corporate Governance—Governance Documents.”

Board Leadership Structure

Thomas A. Kingsbury, the Company’s President and Chief Executive Officer, currently serves as Chairman of the Board, having been appointed to that position by the Board in May 2014. Mr. Kingsbury is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Moreover, our Chief Executive Officer is able to effectively communicate Board strategy to the other members of management and efficiently implement Board directives.

The Guidelines provide that the Board retains discretion to combine or separate the offices of Chairman and Chief Executive Officer. Such a determination would be made depending on what is in the best interest of the Company in light of all circumstances. In the event that the Chairman is not an independent director, the Guidelines provide that the Board will appoint an independent director to serve in a lead capacity (“Lead Independent Director”) to coordinate the activities of the other independent directors. The Lead Independent Director will be appointed by the independent directors annually to a one-year term (which may be renewed), and shall serve until such earlier time as he or she ceases to be a director, resigns as Lead Independent Director, is replaced as Lead Independent Director by a majority of the independent directors, or the Board elects an independent Chairman. In March 2016, John Mahoney was appointed as the Lead Independent Director.

The Lead Independent Director’s responsibilities include:

•	Presiding over executive sessions of the independent directors.

•	Presiding at meetings of the Board in the absence of, or upon the request of, the Chairman.

•	Serving as a liaison and supplemental channel of communication between the Chairman and the independent directors.

•	Providing input on information sent to the Board.

•	Providing input on agendas for meetings of the Board.

•	Reviewing meeting schedules to assure there is sufficient time for discussion of all agenda items.

•	Communicating to the Chief Executive Officer the annual performance evaluation made by the non-management directors.

The Lead Independent Director also has the authority to call meetings of the independent directors and, if appropriate and with the concurrence of the other independent directors, be available for consultation and direct communication with major stockholders. If the Lead Independent Director is not present at any meeting of the Board, a majority of the independent directors present shall select a non-employee, independent director to act as Lead Independent Director for the purpose and duration of such meeting.

The Board believes that its current leadership structure is appropriate and meets the Company’s current needs. The Board will periodically review its leadership structure to ensure that it continues to meet our needs.

Board’s Role in Risk Oversight

Our Board has delegated to the Audit Committee oversight of our risk management process. Our Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk. Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Independent Directors

Under the Guidelines, our Board will determine the independence of a director according to the definitions of “independent director” included in pertinent listing standards of the New York Stock Exchange (“NYSE”) and other relevant laws, rules and regulations. The Board evaluates any relationships of each director and nominee, as well as any member of his or her immediate family, with the Company and makes an affirmative determination whether or not such director or nominee is independent. The Board of Directors has affirmatively determined that each of our directors other than Mr. Kingsbury is independent under the criteria established by the NYSE for director independence, that Messrs. Sullivan, Mahoney, and McNamara meet the additional independence requirements of the NYSE applicable to Audit Committee members and that Messrs. Hitch, Bekenstein, Sullivan, Mahoney and McNamara meet the additional independence requirements of the NYSE applicable to Compensation Committee members.

Meeting Attendance

During our fiscal year ended January 30, 2016, the Board held four meetings. Each director attended at least 75% of the meetings of the Board and of the committees of which such director was a member during this period.

We invite all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting, but we do not have a formal attendance requirement. Two of our directors attended our 2015 annual meeting of stockholders.

Executive Sessions

Our non-employee, independent directors meet in separate executive sessions without management periodically during regularly scheduled Board meetings to review matters concerning the relationship of the Board with management and such other matters as deemed appropriate. Each executive session has a presiding director. Prior to the appointment of John Mahoney as Lead Independent Director in March 2016, the directors meeting in each executive session selected a presiding director for such executive session. The Lead Independent Director will preside over executive sessions of the independent directors going forward.

Communications with the Board of Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors as a group or specified individual directors by writing to such individual or group care of our Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. Stockholders and others can also communicate complaints regarding accounting, internal accounting controls or auditing matters by writing to the Chairman of the Audit Committee care of our Secretary at the same address. Our Secretary will forward all correspondence to the relevant group or individual.

Nominees for the Board of Directors

The Board is responsible for identifying and reviewing candidates for director positions and for selecting nominees for election as directors by our stockholders, in each case based on the recommendation of the

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service, if the Board decides not to re-nominate a member for re-election or if the Board elects to increase the size of the Board by adding a new member, the Nominating and Corporate Governance Committee will then identify the desired skills and experience of a new nominee. The Nominating and Corporate Governance Committee may, in its discretion, also engage a consultant or search firm to assist in identifying qualified individuals.

As set forth in the Guidelines, it is the policy of our Board that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. It is also the policy of the Board that the composition of the Board and its committees adhere to the standards of independence required by the NYSE and applicable law and reflect a range of talents, ages, skills, character, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, and the industries in which we operate sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. Our directors must be able to dedicate the time necessary for the diligent performance of their duties, including preparing for and attending board and applicable committee meetings. In this respect, the Guidelines provide that all directors with full-time jobs should not serve on the boards of more than three other public companies, and the Board believes that no person should serve on more than four other boards of public companies in addition to our Board, provided, however, that this restriction does not apply to those directors with full-time jobs that require the director to serve on the boards of other companies.

The Nominating and Corporate Governance Committee considers properly submitted recommendations for candidates to the Board from stockholders. In order to nominate a director for election to the Board, stockholders must follow the procedures set forth in our Bylaws (described in more detail under the caption below entitled “Stockholder Proposals For 2017 Annual Meeting Of Stockholders”), including timely receipt by the Secretary of the Company of notice of the nomination and certain required disclosures with respect to both the nominating stockholder and the recommended director nominee. The Nominating and Corporate Governance Committee will evaluate director candidates properly recommended by stockholders in the same manner as candidates from other sources. The Nominating and Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third party sources.

Code of Conduct and Code of Ethics

We have adopted a written Code Conduct (the “Code of Conduct”) which applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. In addition, we have adopted a written Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”) which applies to our principal executive officer, principal financial officer, principal accounting officer, controller and other designated members of our management. Copies of each code are available on our corporate website, www.burlingtonstores.com, under “Investor Relations—Corporate Governance—Governance Documents.” The information contained on our website does not constitute a part of this proxy statement. We will provide any person, without charge, upon request, a copy of our Code of Conduct or Code of Ethics. Such requests should be made in writing to the attention of our Secretary at the following address: Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016. We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of the Code of Conduct or the Code of Ethics by posting such information on our corporate website, www.burlingtonstores.com, under “Investor Relations—Corporate Governance—Governance Documents.”

BOARD COMMITTEES

We have three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees has a written charter approved by the Board. A copy of each charter is available on our corporate website, www.burlingtonstores.com, under “Investor Relations—Corporate Governance—Governance Documents.”

The members of the committees, as of the date of this proxy statement, are identified in the following table:

DIRECTOR	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Joshua Bekenstein		X
Frank Cooper, III			X
Jordan Hitch		Chair	X
John J. Mahoney	X	X	Chair
William McNamara	X	X
Paul J. Sullivan	Chair	X

Audit Committee

The purpose of the Audit Committee is set forth in the Audit Committee charter and is primarily to assist the Board of Directors in fulfilling its oversight responsibility relating to:

•	the integrity of the Company’s financial statements and its financial reporting process;

•	the systems of internal accounting and financial controls;

•	the performance of the Company’s internal audit function and independent auditor;

•	the independent auditor’s qualifications and independence; and

•	the Company’s compliance with legal and regulatory requirements.

The Audit Committee held seven meetings during our fiscal year ended January 30, 2016. Mr. Sullivan and Mr. Mahoney have been determined by our Board of Directors to be an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. All of the members of the Audit Committee meet the requirements for financial literacy under applicable rules and regulations.

Mr. Mahoney simultaneously serves on the Audit Committee and on the audit committees of three other public companies. Based on Mr. Mahoney’s substantial financial expertise, including his experience as a public company chief financial officer and in public accounting, the Board of Directors has determined that such simultaneous service does not impair the ability of Mr. Mahoney to effectively serve on the Audit Committee.

Compensation Committee

As set forth in its charter, the Compensation Committee’s primary purpose and responsibilities are:

•	to review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, to evaluate the Chief Executive Officer’s performance according to these goals and objectives and to determine and approve the Chief Executive Officer’s compensation level based on this evaluation;

•	to screen and recommend to the Board of Directors for approval individuals qualified to become Chief Executive Officer of the Company;

•	to recommend to the Board of Directors for approval total compensation for the members of the Board and to approve total compensation for executive vice presidents and officers above that level, including oversight of all related executive benefit plans;

•	to oversee the Company’s general incentive compensation plans and equity based plans; and

•	to produce a compensation committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

For additional description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis.” The Compensation Committee held six meetings during our fiscal year ended January 30, 2016.

Nominating and Corporate Governance Committee

As set forth in its charter, the Nominating and Corporate Governance Committee’s primary purpose and responsibilities are:

•	to develop and recommend qualification standards and other criteria for selecting new directors, identify individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board and recommend to the Board of Directors such individuals as nominees to the Board for its approval;

•	to oversee evaluations of the Board and the Board committees; and

•	to oversee the Company’s compliance with ethics policies and consider matters of corporate governance.

The Nominating and Corporate Governance Committee held four meetings during our fiscal year ended January 30, 2016.

DIRECTOR COMPENSATION

Cash Retainers and Stock Awards

Each independent, non-management director receives compensation for his or her service as a director, which consists of an annual cash retainer (payable in equal quarterly installments and pro-rated for partial quarters) and an annual award of equity (commencing in 2015). In addition, upon their initial election or appointment to the Board, independent, non-management directors receive a grant of restricted stock with a market value at the time of grant of $100,000.

Directors who are Company employees do not receive directors’ fees or equity grants based on their Board service. All directors, however, are entitled to receive reimbursement for out-of-pocket expenses incurred in connection with their service on the Board. Compensation provided to Mr. Kingsbury in his capacity as an executive officer is provided in the Summary Compensation Table below. The Compensation Committee has the responsibility for recommending to the Board the appropriate compensation for non-employee directors.

Our independent, non-management directors receive the following compensation:

•	An annual cash retainer of $50,000;

•	An additional annual cash retainer of $20,000 for the chair of the Audit Committee;

•	An additional annual cash retainer of $15,000 for the chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee;

•	An additional annual cash retainer of $10,000 for non-chair members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee;

•	An additional annual cash retainer of $30,000 for the Lead Independent Director; and

•	An annual grant of equity with a market value at the time of grant of $100,000 commencing in May 2015, as further described below.

2015 Restricted Stock Grants

In 2015, we added an equity component to our independent, non-management directors’ compensation in order to further align their interests with Company stockholders. The Board, upon recommendation by the Compensation Committee, concluded that each independent, non-management director should receive an annual grant of equity, in the form of restricted stock and subject to vesting conditions, with a value of $100,000 each year, beginning on May 1, 2015. Because our directors had varying lengths of service, we pro-rated these initial grants to reflect each director’s tenure through May 1, 2015. Upon recommendation of the Compensation Committee, the Board approved grants of restricted shares of the Company’s common stock to each of Messrs. Sullivan, Mahoney, McNamara and Cooper on May 1, 2015 as follows:

Name	Shares of Restricted Stock
Frank Cooper, III	1,122
John J. Mahoney	2,877
William McNamara	1,122
Paul J. Sullivan	3,231

The Board affirmatively determined in May 2015 that Ms. Patrick and Messrs. Bekenstein and Hitch were independent under the criteria established by the NYSE for director independence. As of the date of such determination, each of Ms. Patrick and Messrs. Bekenstein and Hitch began receiving an annual cash retainer for service as an independent, non-management director. Upon recommendation of the Compensation Committee, the Board approved a grant of 1,829 restricted shares of the Company’s common stock (such shares having a market value at the time of grant of $100,000) to each of Ms. Patrick and Messrs. Bekenstein and Hitch on June 3, 2015.

Shares of restricted stock granted to our directors in 2015 vest one-third on each of the three anniversaries following the grant date. All unvested shares of restricted stock will remain unvested following any change in control, provided, however, that 100% of such shares will vest if the recipient loses his or her directorship as a result of a change in control. All unvested shares of restricted stock will automatically be forfeited (and will not vest) if the recipient ceases to be a member of the Board for any reason (other than as provided above in connection with a change in control) prior to the vesting date. Each director has the right to vote unvested restricted shares but cannot dispose of them until such shares have vested. With respect to the restricted shares granted to Mr. Mahoney in December 2013, all unvested shares will vest if Mr. Mahoney ceases to be a member of the Board of Directors as a result of his death or disability.

In order to simplify the compensation program applicable to our independent, non-management directors, beginning in 2016 the annual grant of equity to each such director will have a uniform value of $100,000 on the date of grant. The grants will still be in the form of restricted stock and will be subject to the same vesting conditions as prior grants, except that in the event of a change of control, each unvested grant will vest according to its terms unless the director loses his or her directorship within two years, in which case the full award will vest. The grants will be made after the Annual Meeting.

Fiscal 2015 Director Compensation

The table below summarizes the compensation paid to our independent, non-management directors for the fiscal year ended January 30, 2016 (“fiscal 2015”).

Name	Fees Earned or Paid in Cash ($)(9)	Stock Awards ($)(10)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joshua Bekenstein (1)	39,863	100,028	—	—	—	—	139,891
Frank Cooper, III (2)	60,000	58,366	—	—	—	—	118,366
Jordan Hitch (3)	49,829	100,028	—	—	—	—	149,857
John J. Mahoney (4)	85,000	149,662	—	—	—	—	234,662
William McNamara (5)	70,000	58,366	—	—	—	—	128,366
Tricia Patrick (6)	33,219	100,028	—	—	—	—	133,247
Paul J. Sullivan (7)	80,000	168,077	—	—	—	—	248,077
Mary Ann Tocio (8)	5,511	100,037	—	—	—	—	105,548

(1)	Mr. Bekenstein had 1,829 shares of unvested restricted stock outstanding as of January 30, 2016.
(2)	Mr. Cooper had 2,779 shares of unvested restricted stock outstanding as of January 30, 2016.
(3)	Mr. Hitch had 1,829 shares of unvested restricted stock outstanding as of January 30, 2016.
(4)	Mr. Mahoney had 4,029 shares of unvested restricted stock outstanding as of January 30, 2016.
(5)	Mr. McNamara had 2,779 shares of unvested restricted stock outstanding as of January 30, 2016.
(6)	Ms. Patrick had 1,829 shares of unvested restricted stock outstanding as of January 30, 2016.
(7)

Mr. Sullivan had 3,231 shares of unvested restricted stock outstanding as of January 30, 2016. As of January 30, 2016, Mr. Sullivan held 13,201 options to purchase shares of our common stock. Mr. Sullivan received options to purchase 22,000 shares of our common stock under the Burlington Holdings, Inc. 2006 Management Incentive Plan (as amended, the “2006 Incentive Plan”) in connection with his election to our Board of Directors in November 2012. Forty percent of those options vested on November 12, 2014, an additional 20% of those options vested on November 12, 2015 and the remaining options are scheduled to vest 20% on each of November 12, 2016 and November 12, 2017. All options become exercisable upon a change in control. Unless determined otherwise by the plan administrator, upon cessation of Mr. Sullivan’s directorship, options that have not vested will terminate immediately and unexercised vested options will be exercisable for a period of 60 days. The final exercise date for the options granted to Mr. Sullivan is the tenth anniversary of the grant date.
(8)	Ms. Tocio joined the Board on December 21, 2015. Ms. Tocio had 2,403 shares of unvested restricted stock outstanding as of January 30, 2016.
(9)	Represents the pro rata portion of each director’s annual fee as compensation for services as a director and the pro rata portion of each director’s annual fee as compensation for such director’s services as a Board committee member, in each case for the period of fiscal 2015 for which he or she was an independent, non-management director. The Board affirmatively determined in May 2015 that Ms. Patrick and Messrs. Bekenstein and Hitch were independent under the criteria established by the NYSE. Since that determination, Ms. Patrick and Messrs. Bekenstein and Hitch have received an annual cash retainer for service as an independent, non-management director, as well as fees for their service on Board committees.
(10)	Amounts shown represent the aggregate grant date fair value of awards of restricted shares of our common stock. The amounts shown were calculated in accordance with FASB ASC Topic 718, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2015. Messrs. Cooper, Mahoney, McNamara and Sullivan were granted the following awards of restricted stock on May 1, 2015, which have a grant date fair value per share of $52.02: Mr. Cooper—1,122 shares; Mr. Mahoney—2,877 shares; Mr. McNamara—1,122 shares; and Mr. Sullivan—3,231 shares. Each of Ms. Patrick and Messrs. Bekenstein and Hitch were granted an award of 1,829 shares of restricted stock on June 3, 2015, which have a grant date fair value per share of $54.69. Ms. Tocio was granted an award of 2,403 shares of restricted stock on December 21, 2015, which have a grant date fair value per share of $41.63.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

General

We are asking our stockholders to ratify the Audit Committee’s appointment of Deloitte & Touche LLP (“D&T”) as our independent registered certified public accounting firm for the fiscal year ending January 28, 2017. In the event the stockholders do not ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered certified public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our and our stockholders’ best interests.

Representatives of D&T are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Those representatives will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table sets forth the aggregate fees for services rendered by D&T (including the member firms of Deloitte Touche Tohmatsu and their respective affiliates), our independent registered certified public accounting firm, during fiscal 2015 and the fiscal year ended January 31, 2015 (“fiscal 2014”):

	2015	2014
	(in thousands)
Audit Fees (1)	$1,833	$1,980
Audit-Related Fees (2)	112	664
Tax Fees (3)	689	382

Total	$2,634	$3,026

(1)	Audit Fees—represents fees associated with the audit of the Company’s consolidated financial statements and the review of the Company’s quarterly consolidated financial statements on Form 10-Q that are customary under the standards of the Public Company Accounting Oversight Board (United States) and statutory audits.
(2)	Audit-Related Fees—represents fees for services that were provided by our independent registered certified public accounting firm primarily in connection with secondary offerings of our common stock.
(3)	Tax Fees—represents fees incurred in connection with a strategic tax review, the filing of tax returns, and other tax consulting services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Certified Public Accounting Firm

In accordance with its charter, the Audit Committee must pre-approve all audit and permissible non-audit services. The Audit Committee has pre-approved up to $100,000 in services provided by D&T for tax consulting services on an annual basis. Additionally, the Audit Committee has delegated authority to its Chair, Mr. Sullivan, to pre-approve D&T’s services without consultation with the full Audit Committee, provided Mr. Sullivan presents pre-approval decisions to the full Committee at its next scheduled meeting. The Audit Committee reviews on at least a quarterly basis the services provided to date by D&T and the fees incurred for those services. In its review of any non-audit service fees, the Audit Committee will consider, among other things, the possible effect of the performance of such services on the independence of D&T. All services provided by D&T during fiscal 2015 and fiscal 2014 were pre-approved by the Audit Committee or by Mr. Sullivan pursuant to the delegation described above.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered certified public accounting firm for the fiscal year ending January 28, 2017.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

We are providing our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the related rules of the SEC. This vote is commonly referred to as a “say-on-pay” vote. In accordance with the advisory vote of our stockholders at our 2014 Annual Meeting of Stockholders, our Board of Directors has determined that we will hold a say-on-pay vote every year until the next required vote on the frequency of future say-on-pay votes is held at our 2020 Annual Meeting of Stockholders, or until our Board of Directors otherwise determines that a different frequency for holding such say-on-pay votes is in the best interests of our stockholders.

The Compensation Discussion and Analysis beginning on page 25 and the compensation tables and narrative discussion beginning on page 45 of this proxy statement describe our executive compensation program and the compensation of our named executive officers for fiscal 2015. The Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of Burlington Stores, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	provide each named executive officer with compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy and create a strong alignment of executive and stockholder interests;

•	tie a significant portion of each named executive officer’s compensation to our financial performance; and

•	promote and reward the achievement of objectives that will lead to long-term growth in stockholder value.

The Compensation Committee regularly reviews our executive compensation program to ensure that compensation is closely tied to aspects of our performance that our executive officers can impact and that are likely to have an impact on stockholder value. We believe that our performance demonstrates the effectiveness of our compensation program.

The vote on this say-on-pay proposal is advisory, which means that the vote will not be binding on us. Nevertheless, our Compensation Committee values the opinions expressed by our stockholders and will review and consider the results of the vote on this proposal in connection with its regular evaluations of our executive compensation program.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the advisory approval of the compensation of our named executive officers.

OWNERSHIP OF SECURITIES

The following table describes the beneficial ownership of the Company’s common stock as of March 24, 2016 by each person known to us to beneficially own more than 5% of the Company’s common stock, each director, each named executive officer in the “Summary Compensation Table” and all current directors and executive officers as a group. The beneficial ownership percentages reflected in the table below are based on 71,284,448 shares of our common stock outstanding as of March 24, 2016.

NAME OF BENEFICIAL OWNER (1)	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF COMMON STOCK OUTSTANDING
T. Rowe Price Associates, Inc. (2)	5,673,888	7.96%
The Vanguard Group (3)	5,351,148	7.51%
BlackRock, Inc. (4)	4,865,225	6.83%
Wells Fargo & Company (5)	4,514,861	6.33%
Thomas A. Kingsbury (6)	989,925	1.38%
Marc Katz (7)	104,725	*
Fred Hand (8)	81,898	*
Rick Seeger (9)	58,950	*
Jennifer Vecchio (10)	65,219	*
Joshua Bekenstein (11)	1,829	*
Frank Cooper, III (12)	3,607	*
Jordan Hitch (11)	1,829	*
John J. Mahoney (13)	6,333	*
William McNamara (12)	3,607	*
Tricia Patrick (11)	1,829	*
Paul J. Sullivan (14)	9,113	*
Mary Ann Tocio (15)	2,403	*
Executive Officers and Directors as a Group (17 persons) (16)	1,580,956	2.21%

*	Less than 1%
(1)	A “beneficial owner” of a security is determined in accordance with Rule 13d-3 under the Exchange Act and generally means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: voting power which includes the power to vote, or to direct the voting of, such security; and/or investment power which includes the power to dispose, or to direct the disposition of, such security. Unless otherwise indicated, each person named in the table above has sole voting and investment power, or shares voting and investment power with his or her spouse (as applicable), with respect to all shares of stock listed as owned by that person. Shares issuable upon the exercise of options exercisable on March 24, 2016 or within 60 days thereafter are considered outstanding and to be beneficially owned by the person holding such options for the purpose of computing such person’s percentage beneficial ownership, but are not deemed outstanding for the purposes of computing the percentage of beneficial ownership of any other person. The address of our executive officers, Ms. Tocio and Messrs. Sullivan, Mahoney, Cooper and McNamara is c/o Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016.
(2)	Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2016 by T. Rowe Price Associates, Inc. reporting sole power to vote or direct the vote of 1,269,383 shares of common stock and sole power to dispose or direct the disposition of 5,673,888 shares of common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202.
(3)	Based on information set forth in a Schedule 13G filed with the SEC on February 10, 2016 by The Vanguard Group reporting sole power to vote or direct the vote of 158,724 shares of common stock, shared power to vote or direct to vote 4,300 shares of common stock, sole power to dispose or direct the disposition of 5,192,724 shares of common stock and shared power to dispose or direct the disposition of 158,424 shares of common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)	Based on information set forth in a Schedule 13G filed with the SEC on January 28, 2016 by BlackRock, Inc. reporting sole power to vote or direct the vote of 4,652,928 shares of common stock and sole power to dispose or direct the disposition of 4,865,225 shares of common stock. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.
(5)	Based on information set forth in a Schedule 13G filed with the SEC on January 29, 2016 by Wells Fargo & Company reporting sole power to vote or direct the vote of 34,172 shares of common stock, shared power to vote or to direct the vote of 4,178,758 shares of common stock, sole power to dispose or direct the disposition of 34,172 shares of common stock and shared power to dispose or to direct the disposition of 4,480,690 shares of common stock. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104.
(6)	Includes (i) 199,121 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2016 or within 60 days thereafter; (ii) 163,404 shares of common stock underlying unvested restricted stock awards; and (iii) 100,000 shares of common stock held indirectly by Mr. Kingsbury through the Thomas A. Kingsbury 2015 GRAT.
(7)	Includes (i) 4,789 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2016 or within 60 days thereafter; and (ii) 12,777 shares of common stock underlying unvested restricted stock awards.
(8)	Includes (i) 26,789 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2016 or within 60 days thereafter; and (ii) 12,777 shares of common stock underlying unvested restricted stock awards.
(9)	Includes (i) 2,064 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2016 or within 60 days thereafter; and (ii) 36,274 shares of common stock underlying unvested restricted stock awards.
(10)	Includes (i) 9,254 shares of common stock that can be acquired upon the exercise of options exercisable on March 24, 2016 or within 60 days thereafter; and (ii) 55,365 shares of common stock underlying unvested restricted stock awards.
(11)	Consists solely of shares of common stock underlying unvested restricted stock awards. The address for Mr. Bekenstein, Mr. Hitch and Ms. Patrick is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.
(12)	Includes 2,779 shares of common stock underlying unvested restricted stock awards.
(13)	Includes 4,029 shares of common stock underlying unvested restricted stock awards.
(14)	Includes 3,231 shares of common stock underlying unvested restricted stock awards.
(15)	Consists solely of shares of common stock underlying unvested restricted stock awards.
(16)	Includes our current directors (Ms. Patrick, Ms. Tocio and Messrs. Kingsbury, Bekenstein, Cooper, Hitch, Mahoney, McNamara and Sullivan) and our current executive officers (Janet Dhillon, Joyce Manning Magrini, Michael Metheny, Bart Sichel, Ms. Vecchio and Messrs. Kingsbury, Katz, Hand and Seeger).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and directors, a company’s chief accounting officer and persons who own more than 10% of a company’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide us with copies of all Section 16(a) forms that they file. Based solely on our review of these forms and written representations from our executive officers, directors, chief accounting officer and Bain Capital, we believe that our executive officers, directors, chief accounting officer and Bain Capital complied with all Section 16(a) filing requirements during fiscal 2015. Following the completion of a secondary public offering of shares by affiliates of Bain Capital and certain other selling stockholders on April 7, 2015, affiliates of Bain Capital filed a Form 4 disclosing that as of that date they had ceased to own any of our outstanding common stock.

Securities Authorized for Issuance Under Equity Compensation Plans

In connection with our initial public offering of common stock in October 2013 (the “IPO”), the Burlington Stores, Inc. 2013 Omnibus Incentive Plan (the “2013 Incentive Plan”) was adopted. During the year ended January 30, 2016, securities were authorized for issuance under both the 2006 Incentive Plan and the 2013 Incentive Plan. No securities have been issued under the 2013 Incentive Plan.

The following table presents the securities authorized for issuance under the 2006 Incentive Plan and the 2013 Incentive Plan at January 30, 2016:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity Compensation Plans Approved by Security Holders	2,744,671	$12.43	6,693,923
Equity Compensation Plans Not Approved by Security Holders	N/A	N/A	N/A
Total	2,744,671	$12.43	6,693,923

For additional information concerning our equity compensation plans, see Note 12 (entitled “Stock-Based Compensation”) to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2016.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

At Burlington, we live by our Core Values:

•	Developing Trust and Respect among all members of the Burlington community.

•	Building Strong Teams and Partnerships through collaborative work.

•	Driving Business Results by taking ownership and pride in Burlington, and getting things done well.

By conducting our business in accordance with our Core Values, we strive to ensure that Burlington provides value for our stockholders and rewarding careers for our employees. We seek to attract and develop the most talented people in retail. Our executive compensation program reflects our Core Values, and promotes the achievement of specific annual and long-term goals by our executive management team, aligning our executives’ interests with those of our stockholders.

This Compensation Discussion and Analysis provides an overview of our executive compensation program together with a description of the material factors underlying the decisions that resulted in the compensation provided to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers in fiscal 2015. These individuals are referred to collectively as our named executive officers.

The following table identifies the named executive officers, as well as the positions held by such individuals during fiscal 2015:

Name	Title
Thomas A. Kingsbury	Chairman, President and Chief Executive Officer

Marc Katz	Executive Vice President and Chief Financial Officer

Fred Hand	Executive Vice President of Stores

Rick Seeger	Executive Vice President of Planning & Allocation and MIO

Jennifer Vecchio	Executive Vice President and Chief Merchandising Officer

The specific amounts paid or payable to our named executive officers are disclosed in the tables and narrative following this Compensation Discussion and Analysis. The following discussion cross-references tabular and narrative disclosures where appropriate.

Note on Presentation

Prior to our IPO in October 2013, but giving effect to the 11-for-1 split effected in connection with the IPO, we granted equity awards in units of common stock, each unit consisting of 99 shares of Class A common stock and one share of Class L common stock. Immediately prior to the IPO, each outstanding share of our Class A common stock was cancelled, each outstanding share of our Class L common stock was converted into one share of our Class A common stock, effected for the 11-for-1 split, and then reclassified into common stock. Unless otherwise indicated, all share numbers given below give effect to this reclassification.

Fiscal 2015 Business Performance

We continue to focus on the implementation of our three stated long-term growth strategies, which have been reviewed with our Board. These strategies are designed to drive long-term value for our stockholders and maintain a sustainable competitive advantage:

•	Driving Comparable Store Sales Growth

•	Expanding and Enhancing Our Retail Store Base

•	Enhancing Operating Margins

By executing against the initiatives that support these strategies, our business again performed well in fiscal 2015. Highlights of fiscal 2015 compared with fiscal 2014 include the following:

•	We generated total revenues of $5,129.8 million in fiscal 2015 compared with $4,849.6 million in fiscal 2014, a 5.8% increase

•	Net sales increased $284.4 million to $5,098.9 million, or 5.9% (inclusive of a 2.1% comparable store sales increase)

•	We earned net income of $150.5 million compared with net income of $66.0 million, a 128% increase

•	Adjusted Net Income increased 26.0% to $174.6 million as compared with $138.6 million last year, or $2.31 per share as compared with $1.83 per share, a 26.2% increase

•	Adjusted EBITDA increased $36.0 million to $484.0 million, an 8.0% increase

•	We opened 25 net new stores

A reconciliation of Adjusted EBITDA and Adjusted Net Income to the most directly comparable GAAP financial measure is contained on pages 31 to 34 of our Annual Report on Form 10-K for fiscal 2015.

As a result of our cash flow from operations and disciplined capital allocation, we were also able to return value to our stockholders during fiscal 2015 through $200.4 million in share repurchases. Since going public in October 2013 at $17 a share, our stock price has more than tripled. On the last trading day of fiscal 2015, the closing price of our stock was $53.73 per share.

Compensation Philosophy and Objectives

Our overall objective is to have a compensation program that will allow us to attract and retain executive officers of a caliber and level of experience necessary to effectively manage our business and to motivate those executive officers to drive stockholder value, consistent with our Core Values. To achieve that objective, our program is designed to:

•	provide each named executive officer with compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy and create a strong alignment of executive and stockholder interests;

•	tie a significant portion of each named executive officer’s compensation to our financial performance; and

•	promote and reward the achievement of objectives that will lead to long-term growth in stockholder value.

The Compensation Committee of our Board (the “Committee”) reviews our executive compensation program on an ongoing basis, including our compensation philosophy and objectives.

Pay for Performance

Target Compensation Mix

Our executive pay program provides significant emphasis on variable or “at risk” compensation, each component of which is linked to key drivers of stockholder value creation. “At-risk” compensation is only earned and paid if pre-established performance levels are achieved. By linking pay to our performance, the Committee seeks to align the pay of our named executive officers with the interests of our stockholders.

The chart below shows Mr. Kingsbury’s target annualized compensation mix for fiscal 2015. Equity component targets reflect the reduction in value of Mr. Kingsbury’s pre-IPO equity grant as discussed in further detail under the caption below entitled “Long Term Incentives.” As reflected in the table, 66% of the total annualized target compensation for Mr. Kingsbury in fiscal 2015 was “at risk.”

The chart below shows the target annualized compensation mix for fiscal 2015 for our named executive officers other than Mr. Kingsbury. The target annual cash incentive target for Ms. Vecchio reflects a pro-rated amount based on the date she commenced employment. Equity component targets reflect (i) a pro-rated amount for Mr. Seeger based on his employment commencement date in January 2015; and (ii) the reduction in value of the pre-IPO equity grants to Messrs. Hand and Katz as discussed in further detail under the caption below entitled “Long Term Incentives.” As reflected in the table, 54% of the average total annualized target compensation for our named executive officers other than Mr. Kingsbury in fiscal 2015 was “at risk.”

CEO Compensation and Cumulative Stockholder Return

The chart below illustrates Mr. Kingsbury’s compensation (as set forth in the Summary Compensation Table) and cumulative return to stockholders from the beginning of fiscal 2014, the first full year following our IPO, through the end of fiscal 2015. The table illustrates the strong correlation between pay and the performance we are delivering to our stockholders.

*	Total compensation as reported in the Summary Compensation Table
**	Indexed TSR assumes $100 (i.e., 100% starting point) was invested in our common stock on February 3, 2014, the first business day of fiscal 2014

Executive Compensation Highlights

We are proud of our accomplishments in 2015. In addition to our strong financial performance, we took steps to strengthen our executive team through the addition of two talented and experienced executives. We also took action through 2016 to further align our executive compensation program with the long-term interests of our stockholders.

Strong Financial Performance

•	Our Adjusted Net Income was $174.6 million for fiscal 2015 and our comparable store sales increased 2.1% in fiscal 2015. Each named executive officer received a rating of at least “Meets Expectations” with respect to such named executive officer’s performance during fiscal 2015. Accordingly, each of our named executive officers earned an award under the Annual Incentive Plan for fiscal 2015 equal to 91.4% of such named executive officer’s applicable target award. The payout under our Annual Incentive Plan for fiscal 2015 at below target demonstrates the rigor of the program, which is described more fully under the caption below entitled “Annual Incentive Awards.”

•	We generated total revenues of $5,129.8 million in fiscal 2015 compared with $4,849.6 million in fiscal 2014, a 5.8% increase, and net sales increased $284.4 million to $5,098.9 million, or 5.9% (inclusive of the 2.1% comparable store sales increase). In addition, we earned net income of $150.5 million compared with net income of $66.0 million, a 128% increase, and adjusted EBITDA increased $36.0 million to $484.0 million, an 8.0% increase.

Strengthening Executive Team

•	Jennifer Vecchio succeeded Paul Metcalf as our Executive Vice President and Chief Merchandising Officer in May 2015. Ms. Vecchio has significant experience in the off-price model, having spent fourteen years in merchandising at Ross Stores from 1997 to 2011. In addition, Ms. Vecchio provided consulting services to us from January 2014 through May 2015, working directly with our merchandising organization. This experience allowed her to easily transition to her new role on our executive team.

The process for determining the compensation of Ms. Vecchio, as described more fully under “The Process for Setting Named Executive Officer Compensation—New Members of Our Management Team” below, was significantly influenced by our overall goal of attracting the best people in retail. We entered into an employment agreement with Ms. Vecchio which, among other things, provides for the following:

•	Base salary of $650,000;

•	An annual incentive target of seventy-five percent (75%) of base salary under the Annual Incentive Plan;

•	A one-time sign-on bonus of $100,000, the net after-tax portion of which is subject to clawback in the event that Ms. Vecchio’s employment is terminated voluntarily by her (other than for good reason) or for cause by us within eighteen (18) months after the date on which such amount is received;

•	Participation in our long-term incentive program (“LTIP”) upon terms at least as favorable as those applicable to other salaried employees of comparable level; and

•	A one-time grant of 50,000 shares of restricted common stock based on satisfactory job performance during the first six months of her employment, which she received in November 2015 (such shares vesting twenty-five percent (25%) on each of the first four anniversaries of the grant date).

•	Janet Dhillon succeeded Paul Tang as our Executive Vice President, General Counsel and Corporate Secretary in July 2015. Ms. Dhillon has substantial experience as a public company general counsel, having served in that position at both JC Penney and US Airways prior to joining us.

Further Alignment of Executive Compensation Program with Stockholder Interests

•	In 2015, our employment agreement with Mr. Kingsbury was amended to further align his incentives with the interests of our stockholders by: (i) removing a gross-up payment for certain excise tax liability if he received payments in connection with a change in control; (ii) eliminating a time-based annual cash award of $225,000; and (iii) and increasing Mr. Kingsbury’s annual incentive target under our Annual Incentive Plan from 125% to 150% of his base salary.

•	In December 2015, the Committee adopted stock ownership guidelines for our Chief Executive Officer to further align the economic interests of the Chief Executive Officer with those of our stockholders. Pursuant to such guidelines, which are further described below under the caption entitled “Stock Ownership Guidelines,” our Chief Executive Officer is expected to own shares of our common stock with a value equal to or exceeding four (4) times his or her then-current base salary.

•	In December 2015, the Committee and our Board of Directors approved new forms of stock option and restricted stock agreements pursuant to which awards are made to executives under our 2006 Incentive Plan and 2013 Incentive Plan. These new agreements provide that, prospectively, awards made pursuant to such agreements will not vest in the event of a change in control unless the grantee is terminated without cause or resigns for good reason within the two year period following the change in control (a “double trigger”).

•	As further described below under the caption entitled “Prohibition on Hedging and Pledging of Company Stock,” in December 2015 the Nominating and Corporate Governance Committee and our Board approved a new policy to address hedging and pledging of our securities. Under the policy, directors and corporate personnel are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan. In addition, the new policy prohibits directors and corporate personnel from engaging in (i) any hedging or monetization transactions with respect to our securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities; or (ii) short sales of our securities or transacting in put options, call options or other derivative securities related to our securities.

•	As further described below under the caption entitled “Benefits and Perquisites,” in December 2015 the Committee discontinued the Company’s executive medical reimbursement plan (“EMRP”) effective January 1, 2016.

•	In December 2015, the Committee approved limiting the maximum amount payable with respect to the financial metric components of our Annual Incentive Plan commencing with our 2016 Annual Incentive Plan. Prior to this change, which is further discussed below under the caption entitled “Annual Incentive Awards,” amounts payable under our Annual Incentive Plan were not subject to a maximum amount.

•	In February 2016, the Committee adopted a compensation recoupment policy, providing that, in the event of a financial restatement or significant financial harm to the Company arising out of willful actions, including without limitation fraud or intentional misconduct, or gross negligence by any officer of the Company, the Committee shall have the discretion and authority to determine the appropriate action to take, which may include requiring relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation.

Key Features of our Executive Compensation Program

The Company’s executive compensation program includes key features that align the interests of the named executive officers with stockholders.

What We Do
Align Pay With Company Financial Performance	✓	The compensation program for our named executive officers aligns pay with actual Company results.

Balance Short-Term and Long-Term Incentives	✓	Our compensation program provides an appropriate balance of short-term and long-term incentives.

Say-on-Pay Frequency	✓	Our Board elected to have our executive compensation program considered by stockholders annually through our say-on-pay vote (see Proposal 3).

Compensation Consultant	✓	The Committee directly engages an independent compensation consultant.

Annual Compensation Risk Assessment	✓	The Committee conducts a risk assessment of our compensation program on an annual basis.

Independent Compensation Committee	✓	The Board has determined that each of the members of the Committee is independent under the criteria established by the NYSE for director independence and meets the additional independence requirements of the NYSE applicable to Committee members.

Require Chief Executive Officer to Maintain Stock Ownership	✓	We have stock ownership guidelines which provide that our CEO should own shares of our common stock valued at a 4x (four times) multiple of his or her annual base salary.

Award Limits	✓	Annual Incentive Plan payouts for our named executive officers are subject to limits on maximum payout commencing with our 2016 Annual Incentive Plan.

Compensation Recoupment Policy	✓	We have a compensation recoupment policy which provides that the Committee may require relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation in the event of a financial restatement or significant financial harm to the Company arising out of willful actions or gross negligence by any officer of the Company.

What We Don’t Do
No Excise Tax Gross Ups	x	In the event of a change in control, none of our named executive officers are entitled to a tax gross-up of any excise taxes imposed.

No Stock Options Granted Below Fair Market Value	x	We do not set the exercise price of stock options at less than 100% of the fair market value of our common stock on the date of grant.

No Option Repricing Without Stockholder Approval	x	Our 2013 Incentive Plan prohibits awarding any stock option in replacement of a canceled stock option with a higher exercise price than the replacement award.

No Hedging or Pledging of Company Stock	x	Our directors and executive officers are prohibited from engaging in pledging or hedging activities involving Company securities.

No “Single-Trigger” Vesting	x	In the event of a change in control, our grants of stock options (from and after December 2015) and restricted stock vest only upon a “double trigger.”

No Pension Plans or SERPs	x	We do not sponsor any qualified or non-qualified defined benefit plans or supplemental executive retirement plans (SERPs).

Role of Stockholder Say-on-Pay Votes

At our 2015 annual meeting, our stockholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and narrative discussion. The stockholder advisory vote in favor of named executive officer compensation totaled approximately 77% of all shares voted.

The Committee considered the results of the 2015 advisory vote and determined that, in light of the elimination of the tax gross-up provision in Mr. Kingsbury’s employment agreement described above, no revisions to our executive officer compensation program needed to be made in response to the vote. However, as demonstrated by certain of the actions taken during the past year, including the adoption of CEO stock ownership guidelines, the elimination of single trigger vesting, the implementation of a robust anti-hedging and anti-pledging policy, the adoption of a prospective limitation on the maximum amount payable under our Annual Incentive Plan and the adoption of a compensation recoupment policy (each of which is described more fully under the caption above entitled “Executive Compensation Highlights”), our Board and the Committee have been proactive in taking steps to further align executive compensation with stockholder interests and best practices.

We view a continuing, constructive dialogue with our long-term stockholders on matters such as executive compensation and corporate governance as important to ensuring that our programs remain aligned with their interests. We appreciate the opportunity to gain further insight and understanding into their views, including on our executive compensation program.

Leadership Succession

The Board and the Committee are focused on managing the succession process to ensure that leadership succession is appropriately addressed while protecting the interests of our stockholders. The Board believes that it is in the best interests of the Company and its stockholders to stage the succession of its leadership team properly so that the Board is able to undertake a thoughtful and deliberate approach to succession planning and assure an orderly transition to new leadership. During 2014, the most critical point identified by the Board in the succession process was to secure the services of Mr. Kingsbury and assure leadership stability so that we are in a position to achieve an orderly CEO transition. Under the leadership of Mr. Kingsbury, who became our President and Chief Executive Officer in 2008, we have experienced strong growth and delivered significant value to our stockholders. The Board believes that the continued leadership of Mr. Kingsbury is central to our past and future success.

In December 2014, we entered into an amendment to Mr. Kingsbury’s employment agreement, which provides for appropriate incentives to secure his continued employment through July 2019. This employment agreement amendment is more fully described below under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Process for Setting Executive Officer Compensation

New Members of Our Management Team

Consistent with our overall goal of attracting the most talented people in retail, Ms. Vecchio and Ms. Dhillon joined us in 2015. Prior to hiring new executives, the Committee typically receives information from search firm(s) or compensation surveys and market data regarding the compensation ranges of executives in positions with similar responsibilities at comparable companies. The Committee determines target compensation ranges for the positions we were seeking to fill, taking into account the individual candidates’ particular skills and levels of experience and the market and survey data. The Committee may also consider other factors such as the amount of unvested compensation that the executive officer had with his or her former employer. The Committee seeks to ensure that the compensation information considered in connection with the hiring process is both comprehensive and reliable.

Role of the Compensation Committee

The Committee is tasked with discharging our Board’s responsibilities related to oversight of the compensation of our named executive officers, including the design and implementation of our executive compensation program, and ensuring that our executive compensation program meets our corporate objectives. Each member of the Committee is independent under the listing standards of the NYSE.

The Committee makes decisions regarding salaries, annual incentive awards and long-term equity incentives for our named executive officers. The Committee is also responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our named executive officers, as well as evaluating the performance of our CEO and, in conjunction with the CEO’s evaluation of our named executive officers, evaluating performance in light of those goals and objectives. In determining the overall level of executive compensation and establishing the design and mix of its specific elements, the Committee considers various quantitative and qualitative factors, such as Company performance, individual executive performance and responsibilities, market data, competitiveness and peer practices, its experience with the existing compensation program, results of our advisory votes on executive compensation, recruitment, retention and succession planning, contractual obligations, promotions, organizational changes, relocations and transitional roles.

In fiscal 2015, the Committee established an annual cycle of executive compensation actions and addressed special actions in connection with management changes; employment agreements and executive benefits; and other Committee charter responsibilities. The Committee reviews and approves elements of compensation for our named executive officers on the schedule below:

By the beginning of the fiscal year	• Review and approve peer group for new fiscal year

By the end of the first fiscal quarter	• Establish award opportunities and goals for Annual Incentive Plan • Grant long-term incentive awards • Approve salary adjustments

After the fiscal year end	• Certify performance results for completed performance cycle for Annual Incentive Plan

Role of Independent Compensation Consultant

The Committee has worked to ascertain best practices in the design of our executive compensation program. In December 2014, the Committee engaged Hay Group as its independent compensation consultant to conduct a competitive assessment of certain elements of our compensation program for our then current executive vice presidents. The following peer group was utilized in connection with this assessment:

• Ascena Retail Group, Inc. • Big Lots, Inc. • Belk, Inc. • The Bon-Ton Stores, Inc. • Dick’s Sporting Goods, Inc.	• DSW Inc. • Foot Locker, Inc. • The Men’s Wearhouse, Inc. • Ross Stores, Inc.

The Committee’s development of long-term incentive targets for our executive vice presidents was informed by this assessment and other compensation considerations.

In November 2015, the Committee again engaged Hay Group as its independent compensation consultant to assist the Committee in the establishment and evaluation of a compensation peer group as more fully discussed below under the caption entitled “Role of Peer Companies and Benchmarking.”

The Committee has sole authority to retain and terminate its consultant as well as to approve the fees and other terms of the engagement of its consultant. The independent consultant reports directly to the Committee. From time to time Hay Group provides retail peer surveys to the Company. In 2015, the Company paid $4,500 to Hay Group for these surveys. The independent consultant does not assist the Board on director compensation matters.

The Committee has assessed the independence of Hay Group pursuant to SEC and NYSE rules and concluded that its work for the Company does not create a conflict of interest with its service as an independent consultant to the Committee and does not impair Hay Group’s independence. Because of policies and procedures Hay Group has in place (as more fully described below), the Committee is confident that the advice it receives from executive compensation consultants at Hay Group is objective and not influenced by Hay Group’s or its affiliates’ relationships with the Company or its officers. In order to ensure that Hay Group’s compensation consultants will provide independent, unbiased advice, a compensation consultant who is providing advice to the Committee is prohibited from:

•	providing other services to us without the prior approval of the Committee;

•	cross-selling other services to us without the prior approval of the Committee;

•	receiving cash compensation that is based on fees earned by Hay Group for other services provided to us (other than services provided to the Committee) or to management;

•	being the overall client relationship manager when other services are provided by Hay Group; and

•	sharing confidential or proprietary information with other Hay Group employees, unless specifically requested by us and approved by the Committee.

The Committee evaluates the quality and objectivity of the services provided by Hay Group periodically and determines whether to continue to retain Hay Group.

Role of Peer Companies and Benchmarking

In November 2015, in anticipation of setting compensation strategies for fiscal 2016, the Committee engaged Hay Group, as its independent compensation consultant, to assist the Committee in the establishment and evaluation of a compensation peer group.

The peer group developed by the Committee, working with Hay Group, is as follows:

• Abercrombie & Fitch Co. • American Eagle Outfitters, Inc. • Ascena Retail Group, Inc. • Big Lots, Inc. • Chico’s FAS, Inc. • Dick’s Sporting Goods, Inc. • Dillard’s, Inc. • DSW Inc.	• Foot Locker, Inc. • The Men’s Wearhouse, Inc. • The Michaels Companies, Inc. • Ross Stores, Inc. • Williams-Sonoma, Inc. • ULTA Salon, Cosmetics & Fragrances, Inc. • Urban Outfitters, Inc.

The Committee determined that the above group was an appropriate peer group based on criteria that included the following: annual revenues, company performance, industry/business, similar customer demographics and competition for talent. The Committee plans to review the companies included in the peer group on an annual basis and may change peer group composition as it deems appropriate.

The Committee believes that an appropriate peer group is a key element of the Company’s compensation program in order to ensure that comparisons to ‘market’ compensation levels are meaningful. The Committee will consider comparative compensation data of the companies in our peer group as a frame of reference in assessing the competitiveness of our executive compensation levels and opportunities, and in determining the individual components of compensation, compensation practices, and the relative proportions of each component of compensation.

Role of Management

Our chief executive officer makes compensation recommendations for executive officers other than himself. These recommendations are based on annual performance reviews completed by the chief executive officer for each executive officer. The Committee considers these performance reviews and recommendations, among other factors, in establishing base salaries and making other compensation decisions for our named executive officers. Our named executive officers do not play a role in their own compensation determinations.

The Committee meets in executive session (without our management directors present) from time to time and invites executive officers to attend other portions of its meetings. In addition, members of our management team keep informed of developments in compensation and benefits matters and participate in the gathering and presentation of data related to these matters as requested by the Committee. Management periodically makes recommendations to the Committee regarding the design and implementation of our executive compensation program.

Internal Pay Relationships

Our compensation philosophy reflects the importance of offering a competitive target compensation package to our named executive officers. The differences in pay between the named executive officers relative to each other as well as the CEO are based on market differences for the particular job, job responsibilities and scope, and adjustments for individual experience and performance, rather than a pre-determined ratio or multiple.

Elements of Our Executive Compensation and Benefits Programs

We provide compensation to our named executive officers through a combination of the following:

•	Base salary;

•	Annual cash incentives;

•	Long-term equity incentives; and

•	Retirement (401(k) Plan), health and welfare benefits, and limited perquisites.

The portion of executive compensation devoted to each of the elements of pay is driven by our principles and objectives as well as each named executive officer’s role and strategic value to the organization as further described in the table below.

Element of Pay	Designed to Reward	Alignment with Objectives
Base Salary	• Experience, knowledge in industry, duties and scope of responsibility.	• Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can continue to improve the Company’s overall performance.

Annual Cash Incentives

•    Success in achieving or exceeding specific annual performance goals and objectives using metrics approved by the Committee and that they believe are appropriate measures of operational and financial performance.

• Motivates executives to achieve specific performance goals and objectives.

Long-Term Equity Incentives	• Attainment of objectives over time, stockholder value creation and success in long-term growth and development.

•    Motivates executives to achieve long-term objectives.

•    Aligns the executives’ interests with long-term stockholder interests in order to increase overall stockholder value.

•    Potentially the largest pay component which provides an opportunity for significant compensation enabling the Company to attract and retain talented executives.

The Committee believes that we can meet the objectives of our executive compensation program by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our named executive officers. Actual compensation levels are a function of both corporate and individual performance as described under each compensation element below. In making compensation determinations, the Committee considers, among other things, the competitiveness of compensation both in terms of individual pay elements and the aggregate compensation package.

Base Salary

Our goal is to provide our named executive officers with base salaries that are appropriate and commensurate with position, experience and performance. Base salaries are reviewed annually and at the time of promotion or other change in responsibilities. Generally, in making a determination of whether to make base salary adjustments, the Committee considers the following factors:

•	our success in meeting our strategic operational and financial goals;

•	each named executive officer’s individual performance;

•	experience with us;

•	changes in scope of responsibilities of such named executive officer;

•	competitive market compensation paid by other companies for similar positions; and

•	annual performance reviews completed by the chief executive officer.

In addition, the Committee considers internal pay equity within our organization and, when reviewing the base salaries of our named executive officers, their current aggregate compensation.

The initial base salaries of our named executive officers were determined through the process described above under the caption entitled “New Members of Our Management Team.” The base salaries of each of our named executive officers in fiscal years after the fiscal year in which they were hired are subject to annual review by the Committee based on the factors set forth above.

The Committee reviewed the base salaries of Messrs. Kingsbury, Katz and Hand following the end of fiscal 2014 and, pursuant to its review, increased Mr. Kingsbury’s then current base salary by 3.5%, effective April 26, 2015. In light of the salary increases received by Messrs. Katz and Hand in January 2015, no adjustments were made to the then current base salary of either Mr. Katz or Mr. Hand. As Mr. Seeger was hired by us in January 2015, he was not eligible for a base salary increase in connection with the Committee’s 2015 review.

Effective January 1, 2016, (i) Ms. Vecchio and Messrs. Katz, Hand and Seeger each received a $15,000 increase in base salary, and (ii) Mr. Kingsbury received a $20,000 increase in base salary, in each case to partially offset benefits previously available to each executive under the EMRP.

The Committee reviewed the base salaries of Ms. Vecchio and Messrs. Kingsbury, Katz, Hand and Seeger following the end of fiscal 2015 and, pursuant to its review, increased the then current base salaries of Ms. Vecchio and Mr. Seeger by 2.5% (pro-rated from each named executive officer’s commencement date) and the then current base salaries of Messrs. Kingsbury, Hand and Katz by 3.0%, in each case effective May 1, 2016.

Base Salaries of Named Executive Officers Effective May 1, 2016

Thomas A. Kingsbury	$1,170,283
Marc Katz	$659,200
Fred Hand	$659,200
Rick Seeger	$634,768
Jennifer Vecchio	$681,260

Annual Incentive Awards

2015 Annual Incentive Plan

Annual incentive awards are an important part of the overall compensation we pay our named executive officers. Unlike base salary, which is fixed, annual incentive awards are paid only if specified performance levels are achieved. The Committee believes that annual incentive awards encourage our named executive officers to focus on specific short-term business and financial goals, without sacrificing our long-term objectives. The Committee recognizes the importance of achieving an appropriate balance between supporting the Company’s objective of rewarding executives for strong performance over the short-term and establishing realistic targets that continue to motivate and retain executives. As a result, our Annual Incentive Plan provides for measurable, rigorous performance targets that are achievable but challenge our executives to drive business results that produce stockholder value.

Under our Annual Incentive Plan, each named executive officer has an annual incentive target expressed as a percentage of his or her base salary. The annual incentive target for Ms. Vecchio and Messrs. Katz, Hand and Seeger is 75% of their base salary and the annual incentive target for Mr. Kingsbury is 150% of his base salary. As described below, each named executive officer’s annual incentive award is based on a combination of our

Adjusted Net Income results and comparable store sales results (collectively, the “Financial Component”) and his or her personal performance (the “Performance Component”). The Committee believes that this methodology closely aligns the named executive officer’s interests with our stockholders’ interests while also rewarding each of the named executive officers for his or her individual performance. Our calculation of Adjusted Net Income for fiscal 2015 is included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Annual Report on Form 10-K for fiscal 2015. The Financial Component is based 50% on our Adjusted Net Income results and 50% on our comparable store sales results.

In determining each portion of the Financial Component, (i) achievement at a predetermined target approved by the Compensation Committee would result in a potential payout at the target level; (ii) if actual results are less than the established target but greater than the predetermined threshold approved by the Compensation Committee, each named executive officer would be eligible for an incentive bonus equivalent to a fractional share of his or her target bonus determined by the proportion of the actual results achieved in relation to the target; and (iii) if actual results are greater than the target, each named executive officer would be eligible for his or her target bonus plus an additional bonus payment equivalent to a percentage of every dollar above the target. With respect to the Performance Component, our named executive officers must receive a rating of at least “Meets Expectations” (meaning that the named executive officer has generally met his or her individual performance objectives for the year) in order to receive a bonus under our Annual Incentive Plan. Where a named executive officer is rated below “Meets Expectations,” no bonus is paid.

Following the conclusion of fiscal 2015, the Committee assessed the Performance Component and the Financial Component. With respect to the Performance Component, each named executive officer received a rating of at least “Meets Expectations.” In making these determinations, the Committee reviewed Mr. Kingsbury’s personal performance in fiscal 2015 and Mr. Kingsbury reviewed personal performance in fiscal 2015 with respect to Messrs. Katz, Hand, and Seeger and Ms. Vecchio in light of pre-established individual objectives. These objectives consisted of matters such as meeting key financial and other business goals (including the achievement of targets relating to sales, gross margin (for Mr. Seeger and Ms. Vecchio) and expense (for Messrs. Katz and Hand)), effectively managing each named executive officer’s business unit or corporate function (including through the development of talent and the leveraging of resources to consistently achieve our business goals), and adherence to our Core Values (as described above).

Our performance with respect to Adjusted Net Income and comparable store sales, the two metrics comprising the Financial Component, was as follows:

Metric	Target	Actual	Percentage of Target	Achievement Percentage
Adjusted Net Income	$174.1	$174.6	100.3%	101.8%
Comparable Store Sales	3.4%	2.1%	62.3%	81.1%

The payout under our Annual Incentive Plan for fiscal 2015 at below target demonstrates the rigor of the program.

The range of potential payouts under the Annual Incentive Plan for each of our named executive officers is presented below in the Grants of Plan-Based Awards Table. The actual Annual Incentive Plan awards earned by each named executive officer in fiscal 2015 are reported below in the Summary Compensation Table. Ms. Vecchio’s award was pro-rated for fiscal 2015 based on the date she commenced employment. Prior to such date, Ms. Vecchio provided consulting services to us and, pursuant to the terms of her consulting arrangement, she earned a bonus payment (based on certain criteria and metrics set forth in her consulting arrangement, which arrangement terminated as of the date she commenced employment) with respect to fiscal 2015 performance in the amount of $49,298.

Post-2015 Changes to Annual Incentive Plan

In December 2015, the Committee approved limiting the maximum amount payable with respect to the financial metric components of our Annual Incentive Plan to 300% of target commencing with our 2016 Annual Incentive Plan. As our performance is predominately measured on the basis of Adjusted Net Income per share rather than Adjusted Net Income, the Committee in February 2016 approved replacing the Adjusted Net Income portion of the Financial Component with Adjusted Net Income per share commencing with our 2016 Annual Incentive Plan. The Adjusted Net Income per share and comparable store sales targets for our 2016 Annual Incentive Plan were approved by the Board in February 2016.

Long-Term Incentives

The Committee believes that long-term incentives are a component of compensation that helps us to attract, retain and motivate our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on long-term goals. To date, we have granted incentives under our 2006 Incentive Plan. The 2006 Incentive Plan terminates on April 12, 2016 and, from and after that date, we will grant incentives under the 2013 Incentive Plan, which was adopted in connection with our IPO. Under both plans, named executive officers (as well as other key employees and directors) are eligible to receive equity awards, including but not limited to awards of restricted common stock or stock options to purchase our common stock. More details about the stock options and restricted stock granted to our named executive officers are set out in the tables that follow this discussion.

Long-Term Incentive Program

In fiscal 2014, the Committee developed our LTIP whereby certain employees, including our named executive officers, may be eligible to receive a grant of Company equity up to a percentage of their annual base salary (which we refer to as the “equity incentive percentage”) each year. The LTIP is designed to promote achievement of corporate goals, encourage the growth of stockholder value, enable participation in our long-term growth and profitability and serve as an incentive for continued employment. In setting the value of our equity incentive compensation for executives, the Committee’s determinations were informed by the assessment conducted by the Hay Group discussed above and other compensation considerations. The 2015 equity incentive percentage for Messrs. Katz and Hand was 175%, the 2015 equity incentive percentage for Mr. Seeger was 150% and the 2015 LTIP equity incentive percentage for Mr. Kingsbury was 450%. For LTIP participants with pre-IPO equity grants, the value of the portion of any such grant set to vest during the one year period beginning on May 1 of each fiscal year reduces the amount of the LTIP award for such fiscal year in accordance with a formula approved by the Committee. Accordingly, the 2015 LTIP Awards granted to each of Messrs. Kingsbury, Katz and Hand were reduced by the value of the portion of each officer’s pre-IPO equity grant set to vest during the one year period beginning on May 1, 2015. The Committee continues to evaluate the methodology used to grant LTIP awards to participants with pre-IPO equity grants and may determine that changes to our methodology are necessary to retain and incent participants.

LTIP Awards granted to our named executive officers on May 1, 2015 consisted of stock options and restricted stock awards. The Committee designed these components to align the interests of our named executive officers to our stockholders by providing an incentive to our executives to achieve performance that should have a favorable impact on the value of our common stock. The Committee allocated 75 percent of the 2015 LTIP Award to stock options because they believed that stock price appreciation should be the principal determinant of the economic return received by our executives from equity compensation, and absent such appreciation, stock options would have no value. As such, the Committee believes that stock options provide a strong alignment between return to stockholders and the compensation of executives. The remaining 25 percent of each 2015 LTIP Award was allocated to restricted stock awards, which the Committee granted to provide a retention incentive for our executives and an incentive to increase stockholder value. The Committee routinely evaluates and considers the type of awards granted under our LTIP and may, in the future, decide that other types of awards are appropriate to provide incentives that promote our goals and objectives.

The Committee approved LTIP Awards made to each of Messrs. Kingsbury, Katz, Hand and Seeger on May 1, 2015 as follows:

Name	Shares of Restricted Stock	Options
Thomas A. Kingsbury	13,404	92,486
Marc Katz	2,777	19,159
Fred Hand	2,777	19,159
Rick Seeger	1,197	8,259

Mr. Seeger’s 2015 LTIP Award was pro-rated based on his employment commencement date in January 2015. The Committee established Ms. Vecchio’s equity incentive percentage at 175% and, in connection with the commencement of her employment, approved an LTIP award to Ms. Vecchio comprised of 5,365 shares of restricted common stock and options to purchase 37,016 shares of common stock.

Options granted pursuant to an LTIP Award are made at fair market value. In addition,

•	options vest 25% on each of the first, second, third and fourth anniversaries of the grant date;

•	options granted pursuant to a 2015 LTIP Award become exercisable upon a change in control; beginning in 2016, options granted pursuant to LTIP Awards become exercisable if, within two (2) years following a change in control, the executive’s employment is terminated by us without cause or the executive resigns with good reason;

•	options will immediately be forfeited upon a termination of employment by us for cause. In the event of termination of employment for any other reason, stock options that have not vested will be forfeited immediately and unexercised vested options will be exercisable for a period of 60 days.

Shares of restricted stock granted pursuant to an LTIP Award also vest 25% on each of the first, second, third and fourth anniversaries of the grant date. In addition,

•	shares of restricted stock vest only in the event that the executive remains continuously employed by us on each vesting date;

•	all unvested shares of restricted stock will remain unvested following any change in control, provided, however, that 100% of such shares will vest if the executive’s employment is terminated by us without cause or the recipient resigns with good reason (i) following the change in control (in the case of shares of restricted stock granted pursuant to an LTIP Award prior to 2016), or (ii) within two (2) years following the change in control (in the case of shares of restricted stock granted pursuant to a LTIP Awards from and after 2016); and

•	all unvested shares of restricted stock will automatically be forfeited (and will not vest) if the executive’s employment with us terminates for any reason (other than as provided above) prior to the vesting date.

The LTIP Awards granted to Mr. Kingsbury are subject to special vesting conditions, which are described below under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Restricted Stock Granted Other Than Pursuant to LTIP Awards

The Committee approved an award of 10,000 shares of restricted stock to Mr. Hand effective May 1, 2015 in light of his contributions to the Company. These shares vest 100% on the third anniversary of the grant date.

Pursuant to the terms of her employment agreement, Ms. Vecchio received a grant of 50,000 shares of restricted common stock in November 2015. The vesting and other terms applicable to this grant are identical to Ms. Vecchio’s LTIP Award.

Benefits and Perquisites

Our executive compensation program includes limited perquisites and other benefits, which the Committee reviews for market prevalence. In December 2015, the Committee decided to discontinue the EMRP effective January 1, 2016 due to declining market prevalence of such plans and to reduce the number of perquisites paid to executives.

The perquisites and benefits included in our executive compensation program represent a modest portion of each named executive officer’s total compensation. The cost of these perquisites or other personal benefits is set forth below in the Summary Compensation Table below under the column “All Other Compensation,” and detail about each element is set forth in the footnotes following the Summary Compensation Table.

We maintain broad-based benefits that are provided to all full-time employees, including medical, dental, vision, life and disability insurance. Certain of these benefits require employees to pay a portion of the premium. Except with respect to life insurance (our named executive officers all receive life insurance in an amount equal to three times their annual base salary), these benefits are offered to our named executive officers on the same basis as all other employees. We also maintain a savings plan in which eligible employees (including our named executive officers) who have at least one year of employment with us may participate. The savings plan is a traditional 401(k) plan (with a Roth component), under which we match 100% of the first 3% of the compensation that is deferred and 50% of the next 2% of the compensation that is deferred, up to the Internal Revenue Code limit for each respective year in which the eligible employee participates in the plan.

The Committee believes that the limited perquisites provided to named executive officers are reasonable and consistent with the perquisites that would be available to them at companies with whom we compete for experienced senior management. We provide each of our named executive officers with a car allowance. Additionally, Mr. Seeger has received reimbursement of certain relocation expenses and temporary housing expenses (as well as reimbursement for certain related taxes).

Termination Based Compensation

Severance arrangements applicable to our named executive officers are set forth in each of their respective employment agreements. The Committee believes these arrangements play an important role in protecting our highly competitive business by restricting our executive officers from working for a competitor or soliciting our employees during the specified severance period. Additionally, each named executive officer’s option grant agreement(s) and restricted stock agreement(s) contains terms regarding vesting in connection with the termination of employment and changes in control. The Committee believes that these termination and change in control terms provide our named executive officers with an incentive to act in stockholders’ best interests during a potential change in control despite the risk of losing their jobs or a significant change in the nature of their benefits and responsibilities.

A detailed discussion of compensation payable upon termination or a change in control is provided below under the caption entitled “Potential Payments Upon Termination or Change-in-Control.”

Compensation Recoupment Policy and Additional Clawback Features

We maintain a culture that emphasizes integrity and accountability and that reinforces our pay-for-performance compensation philosophy. Accordingly, in February 2016, the Committee adopted a compensation recoupment policy, providing that, in the event of a financial restatement or significant financial harm to the Company arising out of willful actions, including without limitation fraud or intentional misconduct, or gross negligence by any officer of the Company, the Committee shall have the discretion and authority to determine the appropriate action to take, which may include requiring relinquishment of previously awarded equity-based compensation and/or repayment of previously paid incentive cash compensation.

In addition to the foregoing policy, select elements of the Company’s executive compensation program provide for the forfeiture or recoupment of compensation in certain events:

•	We have provided one-time sign-on bonuses to Mr. Seeger and Ms. Vecchio, and reimbursement of certain relocation expenses and temporary housing expenses (as well as reimbursement for certain related taxes) to Mr. Seeger. The net after-tax portion of these amounts is subject to clawback in the event employment is terminated voluntarily by the executive (other than for good reason) or for cause by us within eighteen (18) months after the dates on which such amounts are received. In addition, if Mr. Seeger’s employment is terminated voluntarily by him (other than for good reason) or for cause by us prior to October 1, 2017, Mr. Seeger is required to immediately pay to us in cash as follows: (x) prior to October 1, 2016, $1,750,000 and (y) after October 1, 2016 but before October 1, 2017, $2,625,000, each representing the grant date value of restricted stock granted to Mr. Seeger in connection with the commencement of his employment which shall have vested prior to the termination date.

•	All stock options and unvested shares of restricted stock will immediately be forfeited upon any termination of employment by us for cause. In the event of termination of employment for any other reason, (i) stock options that have not vested will be forfeited immediately and unexercised vested options will be exercisable for a period of 60 days; and (ii) all unvested shares of restricted stock will automatically be forfeited and shall not vest.

Stock Ownership Guidelines

We have a long-standing approach of compensating our Chief Executive Officer in part with stock awards. We believe that retention of a meaningful amount of the Company’s stock encourages a long-term perspective and further aligns the Chief Executive Officer’s interests with those of our stockholders. In December 2015, the Committee adopted stock ownership guidelines for our Chief Executive Officer. The guidelines provide that the Chief Executive Officer should own shares of our common stock with a value equal to or exceeding four (4) times his or her then-current base salary. Compliance is measured as of the last day of the fiscal year. Stock ownership includes shares owned directly or held in trust by the individual, as well as unvested restricted stock. It does not include shares that an individual has the right to acquire through unvested stock options or unexercised stock options.

Mr. Kingsbury owns shares significantly in excess of these ownership guidelines.

Any successor to Mr. Kingsbury will have five years to attain an ownership level in the Company’s stock that complies with these guidelines and, until the required ownership is reached, the Chief Executive Officer, including Mr. Kingsbury, should he not be in compliance with the ownership guidelines, will be required to retain fifty percent (50%) of net shares acquired upon any future vesting of restricted stock awards after deducting shares used to pay applicable taxes (if any).

Prohibition on Hedging and Pledging of Company Stock

The Board considers it inappropriate for directors or executive officers to enter into speculative transactions in Company securities. In December 2015, the Nominating and Corporate Governance Committee and the Board approved a new policy to address hedging and pledging of our securities. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in our securities. Such hedging and monetization transactions may permit persons to continue to own Company securities obtained through our benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such persons may no longer have the same objectives as our other stockholders. Moreover, certain short-term or speculative transactions in our securities by directors and corporate personnel create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving our securities.

Under of our new hedging and pledging policy, our directors and all corporate personnel (including our executive officers), are prohibited from engaging in any hedging or monetization transactions with respect to our securities. Further, directors and corporate personnel may not engage in the following short-term or speculative transactions in our securities that could create heightened legal risk and/or the appearance of improper or inappropriate conduct by such persons:

•	Short Sales. Short sales of our securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in our prospects. In addition, short sales may reduce a seller’s incentive to seek to improve our performance. For these reasons, short sales of our securities by our directors and corporate personnel are prohibited under our new policy.

•	Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may cause focus on short-term performance at the expense of our long term objectives. Accordingly, our new policy prohibits transactions in put options, call options or other derivative securities related to our securities, on an exchange or in any other organized market.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in our securities, directors and corporate personnel are prohibited from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan.

Tax and Accounting Considerations

The Committee structures our compensation program in a manner that is consistent with our compensation philosophy and objectives. In the course of making decisions about executive compensation, the Committee takes into account tax and accounting considerations. For example, they take into account Section 409A of the Internal Revenue Code regarding non-qualified deferred compensation. They also consider how various elements of compensation will affect our financial reporting. For example, they consider the impact of FASB ASC Topic 718—Stock Compensation, which requires us to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any given year with respect to the CEO and certain of our other most highly paid executive officers. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. Further, under another Section 162(m) exception, certain compensation paid pursuant to a compensation plan in existence before the effective date of our IPO will not be subject to the $1 million limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) our annual meeting of stockholders scheduled to be held in 2017. At such time as we are subject to the deduction limitations of Section 162(m), we expect that the Committee will take the deductibility limitations of Section 162(m) into account in its compensation decisions. However, the Committee has authorized compensation payments that are not exempt under Section 162(m) when it believed such payments were appropriate to attract or retain talent.

While it is the general intention of the Committee to design the components of our executive compensation program in a manner that is tax efficient for both us and our named executive officers, there can be no assurance that they will always approve compensation that is advantageous for us from a tax perspective.

Report of the Compensation Committee

We, the Compensation Committee of the Board of Directors of Burlington Stores, Inc., have reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management and, based on such review and discussions, recommended to the Board of Directors that the “Compensation Discussion and Analysis” set forth above be included in this Proxy Statement.

Compensation Committee of the Board of Directors:

Jordan Hitch, Chairman

Joshua Bekenstein

John J. Mahoney

William McNamara

Paul J. Sullivan

The preceding Compensation Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

Compensation Committee Interlocks and Insider Participation

Messrs. Bekenstein, Hitch, Mahoney, McNamara and Sullivan served during fiscal 2015, and continue to currently serve, on the Committee. None of these individuals (i) have ever been an officer or an employee of ours, nor (ii) except as otherwise set forth below under the caption entitled “Certain Relationships and Related Party Transactions,” have any relationship that is required to be disclosed pursuant to the rules of the SEC. In addition, none of our executive officers serve (or served at any time during fiscal 2015) as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or the Committee.

Compensation-Related Risk

In accordance with applicable disclosure requirements, to the extent that risks may arise from the Company’s compensation policies and practices that are reasonably likely to have a material adverse effect on the Company, the Company is required to discuss those policies and practices for compensating the employees of the Company as they relate to the Company’s risk management practices and the possibility of incentivizing risk-taking. The Compensation Committee has evaluated the policies and practices of compensating the Company’s employees and, based on such evaluation, has determined that the risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth summary information concerning the compensation of our named executive officers:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(11)	Total ($)
Thomas A. Kingsbury,	2015	1,109,102	—		697,276	1,848,795	1,558,068	69,417	5,282,658
Chairman, President and Chief Executive Officer	2014	1,071,203	225,000	(4)	6,988,500	—	2,194,043	76,201	10,554,947
	2013	1,040,165	225,000	(5)	—	4,027,194	1,756,130	333,000	7,381,489

Marc Katz,	2015	626,212	—		144,460	382,988	438,816	67,690	1,660,166
Executive Vice President and Chief Financial Officer (6)	2014	529,930	—		492,900	—	762,914	57,872	1,843,616
	2013	509,135	—		—	986,233	520,444	61,728	2,077,540

Fred Hand,	2015	626,212	—		664,660	382,988	438,816	59,855	2,172,531
Executive Vice President of Stores (7)	2014	565,941	—		—	—	762,914	44,564	1,373,419
	2013	548,282	—		—	984,740	560,461	46,304	2,139,787

Rick Seeger,	2015	601,211	—		62,268	165,097	421,675	289,868	1,540,119
Executive Vice President of Planning & Allocation and MIO	2014	23,077	292,000	(9)	3,500,033	—	—	10,120	3,825,230

Jennifer Vecchio,	2015	476,212	100,000	(10)	2,449,399	739,950	331,947	252,132	4,349,640
Executive Vice President and Chief Merchandising Officer (8)

(1)	Represents the aggregate grant date fair value of awards of restricted shares of our common stock. The amounts shown were calculated in accordance with FASB ASC Topic 718, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our January 30, 2016 Consolidated Financial Statements. The vesting terms and conditions of restricted stock awards to our named executive officers are described below under the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
(2)	Represents the aggregate grant date fair value of awards of options to purchase shares of our common stock. The amounts shown were calculated in accordance with FASB ASC Topic 718, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our January 30, 2016 Consolidated Financial Statements. The amount of compensation, if any, actually realized by a named executive officer from the exercise and sale of vested options will depend on numerous factors, including the continued employment of the named executive officer during the vesting period of the award and the amount by which the share price on the day of exercise and sale exceeds the option exercise price. The vesting terms and conditions of option awards to our named executive officers are described below under the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
(3)	Represents awards earned under the Annual Incentive Plan.
(4)	Represents an annual cash award paid to Mr. Kingsbury pursuant to the terms of the amendment to his employment agreement entered into in December 2014, which was removed prospectively in a further amendment to his employment agreement in May 2015.
(5)	Represents a special one-time bonus award paid to Mr. Kingsbury for his performance during fiscal 2013.
(6)	The Committee approved an increase of $97,125 to Mr. Katz’s annual base salary in connection with his appointment as our Executive Vice President and Chief Financial Officer effective as of January 12, 2015.
(7)	The Committee approved an increase of $59,296 to Mr. Hand’s annual base salary in light of market data regarding Mr. Hand’s role and his contributions to the Company effective as of January 12, 2015.
(8)	Ms. Vecchio was appointed to the position of Executive Vice President and Chief Merchandising Officer effective as of May 11, 2015.
(9)	Represents a one-time sign-on bonus of $200,000 and a make-whole bonus equal to $92,000, each paid pursuant to the terms of Mr. Seeger’s employment agreement.
(10)	Represents a one-time sign-on bonus pursuant to the terms of Ms. Vecchio’s employment agreement.
(11)	The amounts reported in this column for fiscal 2015 represent the following:

Name	Relocation Expenses ($)(a)	Company Matching 401(k) Contributions ($)	Automobile Reimbursement ($)(b)	Life Insurance Premiums ($)(c)	Executive Medical Reimbursement Plan ($)(d)	Consulting Arrangement ($)(e)	Total ($)
Thomas A. Kingsbury	—	10,600	35,000	2,227	21,590	—	69,417
Marc Katz	—	10,600	25,000	2,227	29,863	—	67,690
Fred Hand	—	10,600	25,000	2,227	22,028	—	59,855
Rick Seeger	236,377	—	25,000	2,227	26,264	—	289,868
Jennifer Vecchio	—	—	18,078	1,485	—	232,569	252,132

(a)	Consists of (i) a one-time relocation allowance of $200,000 in lieu of any other payment or reimbursement for the costs of Mr. Seeger’s relocation to a non-temporary residence within reasonable commuting distance from our principal offices in Burlington, New Jersey; and (ii) reimbursement in the amount of $20,000 for certain temporary housing expenses and reimbursement in the amount of $16,377 for related taxes.
(b)	Represents the dollar value of each named executive officer’s annual automobile allowance (pro-rated for Ms. Vecchio based on the date she commenced employment).

(c)	Represents the dollar value of life insurance premiums that we paid for the benefit of each named executive officer.
(d)	Represents amounts reimbursed by us to each named executive officer as part of such officer’s participation in our EMRP, including reimbursement for related taxes in the following amounts: $9,720, $15,206, $9,917 and $11,824 for Messrs. Kingsbury, Katz, Hand and Seeger, respectively. The EMRP was discontinued effective January 1, 2016.
(e)	Consists of the following amounts earned by Ms. Vecchio pursuant to our consulting arrangement with her, which arrangement terminated upon the date she commenced employment as our Executive Vice President and Chief Merchandising Officer: (i) $183,271 in consulting fees from the beginning of fiscal 2015 through such date; and (ii) a bonus payment (based on certain criteria and metrics set forth in Ms. Vecchio’s consulting arrangement) with respect to fiscal 2015 performance in the amount of $49,298.

Grants of Plan-Based Awards

The following table sets forth information regarding our grants of plan-based awards to our named executive officers during fiscal 2015:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Approval Date		Threshold ($)	Target ($)	Maximum ($)(2)
Thomas A. Kingsbury	—	—		3,409	1,704,296	—	—	—	—	—
	5/1/2015	12/8/14	(4)	—	—	—	13,404	—	—	697,276
	5/1/2015	12/8/14	(4)	—	—	—	—	92,486	52.02	1,848,795
Marc Katz	—	—		960	480,000	—	—	—	—	—
	5/1/2015	3/9/15		—	—	—	2,777	—	—	144,460
	5/1/2015	3/9/15		—	—	—	—	19,159	52.02	382,988
Fred Hand	—	—		960	480,000	—	—	—	—	—
	5/1/2015	3/9/15		—	—	—	2,777	—	—	144,460
	5/1/2015	3/9/15		—	—	—	—	19,159	52.02	382,988
	5/1/2015	3/9/15		—	—	—	10,000	—	—	520,200
Rick Seeger	—	—		923	461,250	—	—	—	—	—
	5/1/2015	3/9/15		—	—	—	1,197	—	—	62,268
	5/1/2015	3/9/15		—	—	—	—	8,259	52.02	165,097
Jennifer Vecchio	—	—		726	363,101	—	—	—	—	—
	5/11/15	5/5/15		—	—	—	5,365	—	—	284,399
	5/11/15	5/5/15		—	—	—	—	37,016	53.01	739,950
	11/11/15	7/1/15		—	—	—	50,000	—	—	2,165,000

(1)	The target payments represent the amounts that the named executive officers would have been eligible to receive under our Annual Incentive Plan for fiscal 2015 in the event that the named executive officer “Meets Expectations” pursuant to the Performance Component and we attained both the predetermined target Adjusted Net Income and the predetermined comparable store sales results target under the Financial Component. The threshold payments represent the amounts that the named executive officer would have been eligible to receive under our Annual Incentive Plan for fiscal 2015 in the event that the named executive officer “Meets Expectations” pursuant to the Performance Component, we did not attain the predetermined Adjusted Net Income, and our comparable store sales increased 0.01% for fiscal 2015. Payment under our Annual Incentive Plan begins in the event that our comparable store sales are greater than 0%. For Ms. Vecchio, the amounts reflect prorated values for the partial year she was employed. Amounts actually paid to each named executive officer are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the Annual Incentive Plan, please refer to the section above entitled “Annual Incentive Awards.”
(2)	Under the Annual Incentive Plan for fiscal 2015, each named executive officer is eligible for his or her target bonus plus an additional bonus payment equivalent to a percentage of every dollar above the Adjusted Net Income or comparable store sales targets in the event that actual results exceed the targets. Accordingly, the Annual Incentive Plan for fiscal 2015 provides for unlimited potential awards and, as such, this column contains no maximum values. Commencing with our 2016 Annual Incentive Plan, the maximum amount payable with respect to the financial metric components of our Annual Incentive Plan will be limited to 300% of target. For additional information regarding the Annual Incentive Plan, please refer to the section above entitled “Annual Incentive Awards.”
(3)	Represents the aggregate grant date fair value of awards of options to purchase shares of our common stock and restricted shares of our common stock, all made pursuant to the 2006 Incentive Plan. The amounts shown were calculated in accordance with FASB ASC Topic 718, excluding the effect of certain forfeiture assumptions, and are based on a number of key assumptions described in Note 12 (entitled “Stock-Based Compensation”) to our January 30, 2016 Consolidated Financial Statements. The vesting terms and conditions of restricted stock awards to our named executive officers are described below under the table entitled “Outstanding Equity Awards at Fiscal Year-End.”
(4)	The December 2014 amendment (as that term is defined below) provides for the LTIP awards made to Mr. Kingsbury on May 1, 2015. The December 2014 amendment was approved by our Board on December 8, 2014.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have written employment agreements with each of our named executive officers that provide for, among other things, the payment of base salary, reimbursement of certain costs and expenses, and for each named executive officer’s participation in our Annual Incentive Plan and employee benefit plans.

•	On January 28, 2008, we entered into an employment agreement with Mr. Hand which, as amended, provides for a minimum base salary of $500,000 and may terminate any year on February 11, upon our giving Mr. Hand 90 days’ notice.

•	On June 26, 2008, we entered into an employment agreement with Mr. Katz which, as amended, provides for a minimum base salary of $400,000 and may terminate any year on July 9, upon our giving Mr. Katz 90 days’ notice.

•	On December 2, 2008, we entered into an employment agreement with Mr. Kingsbury which, as amended, provides for a minimum base salary of $850,000 and does not contain a fixed expiration date.

•	On May 11, 2015, we entered into an employment agreement with Ms. Vecchio which provides for a minimum base salary of $650,000 and may terminate any year on May 11, upon our giving Ms. Vecchio 90 days’ notice. Ms. Vecchio’s employment agreement was amended and restated on July 28, 2015.

•	On November 7, 2014, we entered into an employment agreement with Mr. Seeger which provides for a minimum base salary of $600,000 and may terminate any year on January 19, upon our giving Mr. Seeger 90 days’ notice.

As further discussed above under the section entitled “Leadership Succession,” we entered into an amendment to Mr. Kingsbury’s employment agreement in December 2014 (the “December 2014 amendment”). Pursuant to the December 2014 amendment,

•	Mr. Kingsbury will be entitled to receive a long-term equity award during each of May 2015, 2016, 2017, 2018 and 2019 (each, an “LTIP Award”) that will, in each case, be equal to the difference between (i) 450% of his base salary minus (ii) the Excess Value (defined as the product of A x B, where “A” equals the number of options granted pursuant to Mr. Kingsbury’s Non-Qualified Stock Option Agreement dated as of June 17, 2013 (the “Options”) that will vest in the ordinary course during the 12- month period following the applicable LTIP Award grant date, and “B” equals (x) $28.00 minus (y) the per share exercise price of the Options as determined at the time of vesting). The form of, and terms and conditions applicable to, each LTIP Award will be substantially similar to that of long-term equity awards made to the Company’s senior executives for the applicable year; provided that, in addition to the ordinary vesting terms provided therein, (i) 100% of each LTIP Award will vest if Mr. Kingsbury’s employment is terminated due to death, and (ii) a pro rata portion of the portion of each LTIP Award that would vest on the next regular vesting date for such LTIP Award will vest if Mr. Kingsbury’s employment is terminated by us for a reason other than cause, by Mr. Kingsbury for good reason or due to his disability.

•	Mr. Kingsbury received a one-time grant of 150,000 shares of restricted stock on December 15, 2014 that will vest on July 1, 2019, subject to Mr. Kingsbury’s employment through such date; provided, that: (A) if Mr. Kingsbury’s employment is terminated (i) by us for a reason other than for cause, (ii) by Mr. Kingsbury for good reason or (iii) due to his disability, the shares of restricted stock will vest on a pro rata basis calculated in accordance with the formula contained in Mr. Kingsbury’s amendment; provided that if any such termination occurs following a change in control, 100% of the shares of restricted stock will immediately vest; and (B) if Mr. Kingsbury’s employment is terminated due to his death, 100% of the shares of restricted stock will immediately vest.

•	Beginning in 2014, Mr. Kingsbury also became eligible to receive a cash award of $225,000 on December 15 of each year in which he remained employed by us on such date. In May 2015, however,

the Committee and Mr. Kingsbury further amended the employment agreement to remove these annual cash awards prospectively and increase Mr. Kingsbury’s annual incentive target under our Annual Incentive Plan from 125% to 150%. The effect was to generally retain Mr. Kingsbury’s total target compensation while increasing the portion that is directly tied to performance. (The Committee separately determined that the initial cash award paid to Mr. Kingsbury on December 15, 2014 was appropriate in light of our performance in fiscal 2014.)

•	Upon a termination without cause or for good reason, Mr. Kingsbury’s severance pay and benefits period was extended from two years to three years following such termination.

•	Upon Mr. Kingsbury’s Retirement (as defined in the amendment to mean voluntary termination of employment on or after July 1, 2019, provided that Mr. Kingsbury provides us with 180 days’ written notice prior to such retirement), and provided that Mr. Kingsbury makes himself reasonably available to consult with the Company for up to ten days per quarter during the one-year period thereafter (the “Consulting Period”), (i) any outstanding incentive equity granted by the Company to Mr. Kingsbury that was unvested as of such Retirement shall continue to vest through the end of the Consulting Period; (ii) any outstanding incentive equity granted by the Company to Mr. Kingsbury that remains unvested as of the end of such Consulting Period shall vest at the conclusion of such Consulting Period; and (iii) the exercise period of any options granted by the Company to Mr. Kingsbury shall be extended until the second anniversary of the later of (x) such Retirement and (y) the date such options vest; provided, that such exercise periods shall not be extended beyond the original term of the option agreement.

Our employment agreements also restrict each named executive officer’s ability to engage in or perform any activities that are competitive with our business or to solicit our employees away from our service while we employ the executive and for a period of one to two years thereafter. Additionally, we have written agreements with each named executive officer pursuant to which we have granted them shares of restricted stock and options to purchase shares under our 2006 Incentive Plan. For additional information regarding such grants, please refer to the section above entitled “Long-Term Incentives.”

In addition, each employment agreement specifies payments and benefits that would be due to such named executive officer upon the termination of his employment with us. For additional information regarding amounts payable upon termination to each of our named executive officers, see the discussion below under the caption entitled “Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding stock options and shares of unvested restricted stock held by each named executive officer as of January 30, 2016:

		Option Awards					Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options (#) Exercisable	Number of Shares Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares That Have Not Vested (#)(2)		Market Value of Shares of Stock That Have Not Vested ($)(3)
Thomas A. Kingsbury	6/17/2013	88,000	352,000	(4)	4.55	6/17/2023	—		—
	12/15/2014	—	—		—	—	150,000	(5)	8,059,500
	5/1/2015	—	—		—	—	13,404		720,197
	5/1/2015	—	92,486		52.02	5/1/2025	—		—
Marc Katz	6/20/2013	—	88,000	(4)	4.55	6/20/2023	—		—
	1/12/2015	—	—		—	—	10,000	(6)	537,300
	5/1/2015	—	—		—	—	2,777		149,208
	5/1/2015	—	19,159		52.02	5/1/2025	—		—
Fred Hand	6/17/2013	—	88,000	(4)	4.55	6/17/2023	—		—
	5/1/2015	—	—		—	—	10,000	(7)	537,300
	5/1/2015	—	—		—	—	2,777		149,208
	5/1/2015	—	19,159		52.02	5/1/2025	—		—
Rick Seeger	1/20/2015	—	—		—	—	35,077	(8)	1,884,687
	5/1/2015	—	—		—	—	1,197		64,315
	5/1/2015	—	8,259		52.02	5/1/2025	—		—
Jennifer Vecchio	5/11/2015	—	—		—	—	5,365		288,261
	5/11/2015	—	37,016		53.01	5/11/2025	—		—
	11/11/2015	—	—		—	—	50,000		2,686,500

(1)	All options (other than Special One-Time Grants) vest one-quarter on each of the first four anniversaries of the grant date. Options will immediately terminate upon any cessation of employment by us for cause. In the event of cessation of employment for any other reason, stock options that have not vested will terminate immediately (subject to the potential acceleration of Special One-Time Grants in the event of a termination within two years after a change in control, as described below, and except with respect to Mr. Kingsbury, whose option agreement provides for special vesting conditions (described above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table”) and whose Special One-Time Grant agreement provides a formula for calculating a number of options which will vest in the event that Mr. Kingsbury’s employment is terminated without cause or Mr. Kingsbury resigns with good reason) and unexercised vested options will be exercisable for a period of 60 days.
(2)	Unless otherwise noted, (i) all restricted stock grant awards vest one-quarter on each of the first four anniversaries of the grant date; (ii) shares of restricted stock vest only in the event that the recipient remains continuously employed by us on each vesting date; and (iii) all unvested shares of restricted stock will remain unvested following any change in control, provided, however, that 100% of such shares will vest if, following a change in control, the recipient’s employment is terminated by us without cause or the recipient resigns with good reason.
(3)	The amounts set forth in this column represent the market value of the unvested shares of restricted stock held by the named executive officer using a market price of $53.73 per share, which was the closing price of our common stock on January 29, 2016 (the last business day of fiscal 2015), as reported by the NYSE.
(4)	Special One-Time Grant which vests over a five year period commencing on the Trigger Date, which is the day after the vesting of all other options held by grantee which were granted to such grantee prior to May 2013 and remain outstanding and unvested as of the date of the Special One-Time Grant, according to the following schedule: 20% on each of the first five anniversaries of the Trigger Date. The vesting of Special One-Time Grants will not be accelerated in the event of a change in control, provided, however, that in the event that within two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants shall be deemed vested as of the date of termination of grantee’s employment, but in no event more than the total number of Special One-Time Grants granted to such grantee.
(5)	Provided that he remains continuously employed by us on such date, 100% of Mr. Kingsbury’s shares of restricted stock will vest on July 1, 2019. Mr. Kingsbury’s restricted stock grants are subject to special vesting conditions, which are described above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”
(6)	Provided that he remains continuously employed by us on such date, 100% of Mr. Katz’s shares of restricted stock will vest on January 12, 2018.
(7)	Provided that he remains continuously employed by us on such date, 100% of Mr. Hand’s shares of restricted stock will vest on May 1, 2018.
(8)	Provided that he remains continuously employed by us on such date, 50% of Mr. Seeger’s shares of restricted stock will vest on October 1, 2016 and the remaining 50% of Mr. Seeger’s shares of restricted stock will vest on October 1, 2017.

Option Exercises and Stock Vested

The following table sets forth information regarding stock options exercised by our named executive officers, and the vesting of our named executive officers’ restricted stock, during fiscal 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Thomas A. Kingsbury	—	—	—	—
Marc Katz	22,000	1,073,380	—	—
Fred Hand	22,000	976,065	—	—
Rick Seeger	—	—	35,078	1,781,612
Jennifer Vecchio	—	—	—	—

(1)	Represents the difference between the weighted average selling price and the exercise price, multiplied by the number of shares acquired on exercise.
(2)	Represents the closing price of our common stock on the vesting date, which was $50.79, multiplied by the number of restricted shares vesting. Mr. Seeger forfeited 14,466 restricted shares to cover his withholding tax obligations due upon vesting.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

The following is a discussion of payments and benefits that would be due to each of our named executive officers upon the termination of his or her employment with us, including termination in connection with a change in control. The amounts in the table below assume that each termination was effective as of January 29, 2016, the last business day of fiscal 2015, and are merely illustrative of the impact of a hypothetical termination of each executive’s employment. The amounts to be payable upon an actual termination of employment can only be determined at the time of such termination based on the facts and circumstances then prevailing.

Employment Agreements

We maintain employment agreements with each of our named executive officers that provide certain benefits upon termination of employment.

Termination Without Cause or for Good Reason

Each named executive officer’s employment agreement provides that he or she will be entitled to receive the following in the event that (i) his or her employment is terminated by us without “cause” or by him or her for “good reason” (as those terms are defined below), or (ii) other than Mr. Kingsbury, the term of his or her employment expires on the expiration date specified in his or her agreement:

•	all previously earned and accrued but unpaid base salary and vacation and unpaid business expenses up to the date of such termination or expiration;

•	with respect to Messrs. Kingsbury, Katz and Hand, a pro-rated portion of the then current year’s annual target performance bonus under the Annual Incentive Plan through the date of termination or expiration, based on actual results (the “Annual Incentive Payment”);

•	severance pay (the “Severance Payment”) in the full amount of his or her base salary at the time of termination or expiration from the date of termination or expiration, as applicable, through the period ending on the first anniversary of the date of termination or expiration (in Mr. Kingsbury’s case, the third anniversary of the date of termination); and

•	full continuation (“Benefits Continuation”) of (i) health, disability and life insurance benefits during the one-year period commencing on the date of termination (in Mr. Kingsbury’s case, a three year period commencing on the date of termination) with respect to Messrs. Kingsbury, Hand and Katz, provided that to the extent any of those benefits cannot be provided by us during the applicable period, we will provide the executive with a sum of money calculated to permit him to obtain the same benefits individually, as well as reimbursement for related taxes so that he remains whole; and (ii) health insurance benefits during the one-year period commencing on the date of termination with respect to Ms. Vecchio and Mr. Seeger, but only to the extent such medical insurance benefit was previously elected by the executive and in effect immediately prior to the date of termination and can be provided under our medical insurance plan during such period, provided that to the extent such benefits cannot be provided by us during such period, we will provide the executive with a sum of money calculated to permit the executive to obtain the same benefits individually, as well as reimbursement for related taxes so that the executive remains whole.

Except as otherwise stated, such payments will be made by us in regular installments in accordance with our general payroll practices. All amounts payable as compensation are subject to all customary withholding, payroll and other taxes.

If, during the period when either Ms. Vecchio or Mr. Seeger is receiving Severance Payment or Benefits Continuation, he or she receives compensation from any source for services which are substantially similar to services provided under his or her employment agreement with us or accepts employment with a third party, (i) his or her Severance Payment will be reduced by the amount of any compensation received by him or her from such third party or new employer in respect of any services to be provided during the period prior to the first anniversary of termination or expiration, and (ii) Benefits Continuation will immediately cease on the earlier of the date he or she is first entitled to receive medical insurance benefits from his or her new employer or the first anniversary of the date of termination or expiration. Mr. Kingsbury’s rights to receive Benefits Continuation will cease at such time as he is eligible to be covered under the hospital, health, disability, medical or life insurance benefits, as applicable, of any subsequent employer.

Each named executive officer shall only be entitled to receive the Annual Incentive Payment, Severance Payment and Benefits Continuation, as applicable, in the event that he or she:

•	executes a release of claims in respect of his or her employment with us; and

•	has not breached, as of the date of termination or at any time during the period for which such payments or services are to be made, certain restrictive covenants (Restrictive Covenants) contained in his or her employment agreement regarding (i) confidentiality, (ii) intellectual property rights, and (iii) non-competition and non-solicitation (each of which extend for a period of one year (or two years, in the case of Mr. Kingsbury) following termination of employment).

Our obligation to make such payments or provide such services will terminate upon the occurrence of any such breach during such period.

For purposes of each named executive officer’s employment agreement,

•

“cause” means the named executive officer (i) is convicted of a felony or other crime involving dishonesty towards us or material misuse of our property; (ii) engages in willful misconduct or fraud with respect to us or any of our customers or suppliers or an intentional act of dishonesty or disloyalty in the course of his or her employment; (iii) refuses to perform his or her material obligations under his or her employment agreement which failure is not cured after written notice to him or her; (iv) misappropriates one or more of our material assets or business opportunities; or (v) breaches a Restrictive Covenant which breach, if capable of being cured, is not cured within 10 days of written notice to him or her; and

•	“good reason” means the occurrence of any of the following events without the written consent of the named executive officer: (i) a material diminution of his or her duties or the assignment to him or her of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with his or her position; (ii) our requiring him or her to be based at a location which is 50 or more miles from his or her principal office location on the date he or she commences employment with us; or (iii) a material breach by us of our obligations pursuant to his or her employment agreement (which breach goes uncured after notice and a reasonable opportunity to cure). No such condition is deemed to be “good reason” unless (i) we are notified within 30 days of the initial existence of such condition (or 60 days with respect to Mr. Seeger) and are provided with a period of at least 30 days from the date of notice to remedy the condition, and (ii) (a) with respect to each named executive officer other than Mr. Kingsbury, within 10 days after the expiration of such period (but in no event later than 120 days after the initial existence of the condition), the named executive officer actually terminates his or her employment with us by providing written notice of resignation for our failure to remedy the condition; or (b) with respect to Mr. Kingsbury, at any time during the period commencing 10 days after the expiration of such period and ending 180 days after Mr. Kingsbury’s knowledge of the initial existence of the condition (but in all events within two years after the initial existence of said condition), Mr. Kingsbury actually terminates his employment with us by providing written notice of resignation for our failure to remedy the condition.

Termination for Any Other Reason

In the event that he or she is terminated for any other reason, including as a result of his or her death, disability, voluntary resignation for other than good reason (except in the event of Mr. Kingsbury’s Retirement) or by resolution of our Board of Directors for cause, each named executive officer’s employment agreement provides that he or she shall only be entitled to receive all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination. A discussion of the benefits to be received by Mr. Kingsbury in connection with his Retirement is included above under the caption entitled “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Change-in-Control

None of our named executive officers are entitled to receive any payments upon a change-in-control pursuant to the terms of his or her employment agreement.

Option and Restricted Stock Agreements

The terms of the option agreements and restricted stock agreements with each of our named executive officers include certain provisions regarding vesting upon a change in control and, in the case of Mr. Kingsbury, termination of employment. Such provisions are discussed in the table below and above under the captions entitled “Long Term Incentives,” “Outstanding Equity Awards at Fiscal Year-End” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

	Termination Without Cause or for Good Reason or Expiration of Employment Agreement					Termination for Any Other Reason ($)(5)	Option Acceleration Upon Change of Control or Death ($)(6)	Restricted Stock Acceleration Upon Change of Control or Death ($)(7)
Name	Base Salary ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Health Insurance Continuation ($)(3)	Life and Disability Insurance Continuation ($)(3)	Option and Restricted Stock Acceleration ($)(4)
Thomas A. Kingsbury	3,408,594	1,558,068	10,012	6,682	5,831,074	—	7,731,871	8,779,697
Marc Katz	640,000	438,816	9,350	4,579	—	—	1,114,722	686,508
Fred Hand	640,000	438,816	9,957	4,579	—	—	1,114,722	686,508
Rick Seeger	615,000	—	9,640	—	—	—	14,123	1,949,002
Jennifer Vecchio	665,000	—	476	—	—	—	26,652	2,974,761

(1)	The amount set forth in this column (i) with respect to Mr. Kingsbury assumes that the severance pay will be provided for a period of three years in accordance with the terms of his employment agreement; and (ii) with respect to each named executive officer other than Mr. Kingsbury assumes that the severance pay will be provided for a period of one year in accordance with the terms of his or her employment agreement.
(2)	The amounts set forth in this column reflect the actual award to be received pursuant to the Annual Incentive Plan with respect to fiscal 2015.
(3)	The amounts set forth in this column have been calculated based upon the coverage rates and elections in effect for each of the named executive officer, and assumes that we can provide such coverage (i) for a period of three years for Mr. Kingsbury; and (ii) for a period of one year with respect to each named executive officer other than Mr. Kingsbury.
(4)	The closing price of our common stock on January 29, 2016 (the last business day of fiscal 2015), as reported by the NYSE, was $53.73 per share (the “Market Price”). Upon cessation of employment and subject to the terms of the 2006 Incentive Plan, options and restricted stock that have not vested will terminate immediately (subject to the potential acceleration of Special One-Time Grants in the event of a change in control, as described above, and except with respect to Mr. Kingsbury, whose option and restricted stock agreements contain a formula for calculating a number of options or shares which will vest in the event that Mr. Kingsbury’s employment is terminated without cause or by Mr. Kingsbury for good reason (or due to his disability, for all purposes other than his Special One-Time Grant)). Accordingly, the amount set forth in this column represents the sum of (i) the product obtained by multiplying the number of Mr. Kingsbury’s accelerated shares of restricted stock by the Market Price (assuming withholding tax obligations due in connection with the vesting of such restricted stock are satisfied by a cash payment to us); and (ii) the product obtained by multiplying the number of Mr. Kingsbury’s accelerated options by the amount by which the Market Price exceeds the applicable exercise price.
(5)	Under our employment agreement with each named executive officer, in the event that such named executive officer is terminated for any reason other than by us without cause or by him or her for good reason, including as a result of death, disability, voluntary resignation for other than good reason (except in the event of Mr. Kingsbury’s Retirement) or by resolution of our Board of Directors for cause, he or she shall only be entitled to receive all previously earned and accrued but unpaid base salary, vacation and unpaid business expenses up to the date of such termination.
(6)	All options (other than Special One-Time Grants) become exercisable upon a change in control and, with respect to Mr. Kingsbury, termination of employment due to death. The vesting of Special One-Time Grants will not be accelerated in the event of a change in control, provided, however, that in the event that within two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns with good reason, then an incremental 20% of the Special One-Time Grants shall be deemed vested as of the date of termination of grantee’s employment, but in no event more than the total number of Special One-Time Grants granted to such grantee. Accordingly, the amounts set forth in this column represent (assuming that a change in control has occurred and the grantee’s employment is terminated without cause or the grantee resigns with good reason) the product obtained by multiplying (a) the number of accelerated options with an exercise price less than the Market Price, by (b) the amount by which the Market Price exceeds such exercise price.
(7)	All unvested shares of restricted stock will remain unvested following any change in control, provided, however, that 100% of such shares will vest if, following a change in control, the named executive officer’s employment is terminated by us without cause or the named executive officer resigns with good reason (or, with respect to Mr. Kingsbury, due to his disability). Unvested restricted shares granted to Mr. Kingsbury vest upon his death. Accordingly, the amounts set forth in this column represent (assuming withholding tax obligations due in connection with the vesting of restricted stock are satisfied by a cash payment to us) the product obtained by multiplying the number of accelerated shares of restricted stock by the Market Price in the event (a) of Mr. Kingsbury’s death, or (b) the named executive officer’s employment is terminated by us without cause or he or she resigns with good reason (or, with respect to Mr. Kingsbury, due to his disability) following a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Incentive Plans

In connection with the acquisition of Burlington Coat Factory Warehouse Corporation in April 2006 by affiliates of Bain Capital Partners, LLC, Burlington Coat Factory Holdings, Inc. adopted the 2006 Incentive Plan, which we assumed on May 1, 2013. In connection with our initial public offering, we adopted the 2013 Incentive Plan. Each plan provides for grants of awards to employees, non-employee directors and consultants. The 2006 Incentive Plan terminates on April 12, 2016. There are 6,000,000 shares of our common stock currently reserved for issuance under the 2013 Incentive Plan.

Merchandise Purchases

Jim Magrini, brother-in-law of Joyce Manning Magrini, our Executive Vice President of Human Resources, is an independent sales representative of one of our suppliers of merchandise inventory. This relationship predated the commencement of Ms. Magrini’s employment with us. The dollar amount of our merchandise inventory purchases through Mr. Magrini serving as an independent sales representative for such supplier amounted to $3,172,056 from the beginning of fiscal 2015 through February 29, 2016. Mr. Magrini’s sales commissions generated by virtue of these transactions amounted to $67,430 from the beginning of fiscal 2015 through February 29, 2016.

Vecchio Consulting Agreement

Jennifer Vecchio commenced employment as our Executive Vice President and Chief Merchandising Officer on May 11, 2015. Prior to such date and since January 2014, Ms. Vecchio provided consulting services to our merchandising organization. Since the beginning of fiscal 2015, Ms. Vecchio earned a total of $232,569 pursuant to our consulting arrangement with her, which arrangement terminated as of the date she commenced employment. This amount is included in the “All Other Compensation” column of the Summary Compensation Table.

Indemnification Agreements

We are party to indemnification agreements with each of our current directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Policies and Procedures With Respect to Related Party Transactions

We maintain a Related Party Transactions Policy (the “Policy”) which sets forth the manner in which we consider, evaluate and where appropriate conduct transactions with related parties. We recognize that related party transactions can involve potential or actual conflicts of interest and pose the risk that they may be, or be perceived to have been, based on considerations other than our best interests. Accordingly, as a general matter, we exercise caution with regard to such transactions and approach them with particular care.

A “related party transaction” means a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved will or may be expected to exceed $120,000, and in which any related party had, has or will have a direct or indirect material interest (including any transactions requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act). For purposes of the Policy, a transaction in which any of our subsidiaries or any other company controlled by us participates is considered a transaction in which we participate. A “related party” is any of our directors or executive officers, any holder of more than 5% of our common stock or any immediate family member of any of these persons.

We review all relationships and transactions in which we and a related party are participants to determine whether such persons have a direct or indirect material interest. To identify potential related party transactions, we request certain information from our directors and executive officers. We then review the information provided for any related party transactions. The Audit Committee reviews and determines whether to approve any related party transaction subject to the Policy.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with Burlington’s management and Deloitte & Touche LLP the audited consolidated financial statements of Burlington contained in Burlington’s Annual Report on Form 10-K for the 2015 fiscal year. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP its independence from Burlington.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Burlington Stores, Inc.’s Annual Report on Form 10-K for its 2015 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Paul J. Sullivan, Chairman

John J. Mahoney

William McNamara

The preceding Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed, incorporated by reference into or part of any filing made by us (including any future filings) under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this report by reference, except to the extent we incorporate such report by specific reference.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

Stockholders may submit proposals for inclusion in our proxy materials in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2017 Annual Meeting of Stockholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by us no later than December 2, 2016.

In accordance with our bylaws, for a proposal of a stockholder to be properly brought before our 2017 Annual Meeting of Stockholders, other than a stockholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices, together with all supporting documentation required by our bylaws, (a) not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of our 2016 Annual Meeting of Stockholders, or (b) in the event that our 2017 Annual Meeting of Stockholders is held more than thirty (30) days before or more than seventy (70) days after the first anniversary of our 2016 Annual Meeting of Stockholders, notice must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2017 Annual Meeting of Stockholders and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company.

Stockholder proposals should be delivered to Burlington Stores, Inc., Attention: Secretary, 2006 Route 130 North, Burlington, New Jersey 08016.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single set of proxy materials unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

A number of brokers with account holders who beneficially own our common stock may be “householding” our proxy materials. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

Upon request, Burlington will promptly deliver a separate copy of our proxy materials to any beneficial owner at a shared address to which a single copy of any of those materials was delivered. To receive a separate copy, you may write or call Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445.

Any stockholders who share the same address and currently receive multiple copies of our proxy materials, who wish to receive only one copy in the future, can contact our transfer agent, American Stock Transfer & Trust Company, LLC (if a registered holder), or their bank, broker or other nominee (if a beneficial holder), to request information about householding.

FORM 10-K

We will mail without charge, upon written request, a copy of Burlington’s Annual Report on Form 10-K for the fiscal year ended January 30, 2016, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Burlington Investor Relations at Burlington Stores, Inc., 2006 Route 130 North, Burlington, New Jersey 08016, Attention: Investor Relations, telephone 855-973-8445. The Annual Report on Form 10-K is also available on our corporate website, www.burlingtonstores.com, under “Investor Relations—SEC Filings.”

OTHER MATTERS

The Board of Directors does not know of any other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matter in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Janet Dhillon, Executive Vice President, General

Counsel and Corporate Secretary

Dated: April 1, 2016

ANNUAL MEETING OF STOCKHOLDERS OF BURLINGTON STORES, INC. May 18, 2016 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice & Proxy Statement, Annual Report on Form 10-K and Form of Electronic Proxy Card are available at - http://www.astproxyportal.com/ast/18550/ Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20330300000000001000 2 051816 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND”FOR” PROPOSALS 2 AND 3.PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1.Election of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) NOMINEES: Tricia Patrick Class III director Paul J. Sullivan Class III director John J. Mahoney Class III director INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 28, 2017. To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers. FOR AGAINST ABSTAIN In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF BURLINGTON STORES, INC. May 18, 2016 PROXY VOTING INSTRUCTIONS INTERNET- Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE- Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL- Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON- You may vote your shares in person by attending the Annual Meeting. GO GREEN- e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access. COMPANY NUMBER ACCOUNT NUMBER NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice & Proxy Statement, Annual Report on Form 10-K and Form of Electronic Proxy Card are available at - http://www.astproxyportal.com/ast/18550/ Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330300000000001000 2 051816 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE 1. Election of Directors: NOMINEES: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT(See instructions below) Tricia Patrick Class III director Paul J. Sullivan Class III director John J. Mahoney Class III director INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 2. Ratification of appointment of Deloitte & Touche LLP as the Company’s independent registered certified public accounting firm for the fiscal year ending January 28, 2017. FOR AGAINST ABSTAIN 3. To approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposals 2 and 3. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BURLINGTON STORES, INC. Proxy for Annual Meeting of Stockholders on May 18, 2016 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Thomas A. Kingsbury, Janet Dhillon and Robert LaPenta, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Burlington Stores, Inc., to be held at the company's corporate offices, located at 1830 Route 130 North, Burlington, New Jersey 08016, on May 18, 2016 at 10:00 a.m. Eastern Time, and at any adjournments or postponements thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and in their discretion on any other business which may properly come before the meeting and any adjournment or postponement thereof. (Continued and to be signed on the reverse side.) 1.1 14475